Exhibit 2.1
EXECUTION COPY
This Asset Purchase and Sale Agreement (the Agreement) has been included solely to provide investors with information regarding its terms and is not intended to modify or supplement any factual disclosures about ABM Industries Incorporated (the Company) in the Company’s public reports filed with the Securities and Exchange Commission. Except for its status as a contractual document that establishes and governs the legal relations between the parties thereto with respect to the transactions described in the Agreement, the Agreement is not intended to be a source of factual, business or operational information about any of the parties.
The representations, warranties, covenants and agreements made by the parties in the Agreement were made only for purposes of such Agreement and are made as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Agreement. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts.
ASSET PURCHASE AND SALE AGREEMENT
by and among
SELLERS
and
PURCHASER
Dated as of August 29, 2008

i

Schedules
Sellers Disclosure Schedule

Schedule	1.1(a)	Assumptions
	1.1(b)	Threshold
	1.1(c)	Amtech Income Statement
	2.1(d)	Vehicle and Equipment Leases
	2.1(k)	Permits(*)
	2.1(l)	Performance Bonds(*)
	2.2(o)	Other Excluded Assets
	3.3	Deferred Charge Contracts; Deferred Charge Contracts Amortization Schedule
	3.4(d)	Regarding Target Customers
	5.3	Consents and Approvals
	5.4	Certain Changes or Events
	5.5(a)	Labor Matters
	5.5(b)	Labor Unions
	5.5(c)	Schedule of Employees(*)
	5.6	Legal Proceedings
	5.8(a)	Compliance with Tax Law
	5.8(b)	Withholding and Payment of Taxes
	5.8(c)	State Income Taxes
	5.9	Licensed Intellectual Property
	5.11	Financial Information
	5.12	Undisclosed Liabilities
	5.13(a)	Title to Purchased Assets
	5.13(b)	Equipment(*)
	5.14(a)	Real Property
	5.14(b)	Certain Information for Partially Utilized Facilities(*)
	5.15(a)	Assumed Contracts with Affiliates
	5.15(b)	Non Ordinary Course Assumed Contracts
	5.16(i)	Disposal of Hazardous Materials
	5.16(k)	Environmental Studies
	5.18	Certain Transactions(*)
	5.22(a)	Customer and Supplier Contracts
	5.24(a)(i)	Profitability – Historical
	5.24(a)(ii)	Profitability – Projected
	7.3(c)	Consent
	7.9	Conduct of Business Prior to Closing
	7.9(k)(ii)	Transition Services Employees

Other Schedules

	3.2(a)	Agreed Accounting Principles
	3.2(c)	Examples of Adjustments

7.6(a)	Certain Non Transferred Employees (delivered in accordance with Section 7.6(a))
7.15	Due Diligence List

(*)	—	Denotes Schedule to be delivered within ten (10) days after date of this Agreement

ASSET PURCHASE AND SALE AGREEMENT
     ASSET PURCHASE AND SALE AGREEMENT, dated as of August 29, 2008 (this “Agreement”), by and among ABM INDUSTRIES INCORPORATED, a Delaware corporation (“Parent”), AMTECH LIGHTING SERVICES, AMTECH LIGHTING SERVICES OF THE MIDWEST and AMTECH LIGHTING AND ELECTRICAL SERVICES, each of which are California corporations (the “Selling Subsidiaries”) (Parent and the Selling Subsidiaries each a “Seller” and collectively, “Sellers”), and SYLVANIA LIGHTING SERVICES CORP., a Delaware corporation (“Purchaser”).
     WHEREAS, Parent, through the Selling Subsidiaries, owns and operates a business segment that installs, services and repairs non-residential lighting and related electrical systems;
     WHEREAS, Purchaser desires to purchase and assume from Sellers, and Sellers desire to sell and transfer to Purchaser, certain of the assets and liabilities of the Business (as defined hereinafter) upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     1.1 Definitions(a) As used in this Agreement, each of the following terms shall have the following meanings:
     (i) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
     (ii) “Agreed Accounting Principles” means those accounting principles set forth on Schedule 3.2(a).
     (iii) “Applicable Law” means, with respect to any Person, any law, code, regulation, rule, order, judgment or decree to which such Person (and, in the case of Sellers, the Business), or any of their respective Affiliates, as the case may be, are subject.
     (iv) “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be delivered at the Closing with respect to the Assumed Liabilities substantially in the form of Exhibit A hereto.
     (v) “Assumptions” means the following assumptions: (1) the operation of the Business in the ordinary course of business consistent with past practices; (2) aggregate costs based upon historical aggregate costs of the Business, as reasonably adjusted to reflect current aggregate cost levels of the Business as of the date hereof, over the remaining current terms (disregarding any renewals or extensions of such contracts after the Closing) of the Assumed Contacts (or the Deferred Charge Contracts, as applicable); (3) the provision of service levels and workmanship necessary to fulfill the terms of each Assumed Contract (or Deferred Charge Contract, as applicable) in accordance with industry standards; (4) no changes in the general economic conditions or changes affecting the industry generally in which the Selling Subsidiaries operate (other than changes that are generally known or anticipated as of the date hereof); (5) all customers under the Assumed Contracts (or the Deferred Charge Contracts, as applicable) will continue to do business with Sellers prior to the Closing and Purchaser after the Closing, will not terminate such Assumed Contracts (or Deferred Charge Contracts) and will honor their commitments under such Assumed Contracts (or Deferred Charge Contracts); (6) the other reasonable assumptions, methodologies and parameters used by Sellers in estimating matters with respect to any contracts, including, where applicable, those set forth on Schedule 1.1(a) of Sellers Disclosure Schedule; and (7) no adverse effects due to the announcement or pendancy of this Agreement and the transactions contemplated hereby (including any action or inaction by any of the customers, suppliers or Employees of the Business). Wherever in this Agreement the words “assuming the application of the Assumptions,” or words of similar import, are used, such term means the reasonable application, as of the date hereof, of each of the Assumptions under the particular circumstances, including the particular provisions of any particular Assumed Contract or Deferred Charge Contract.
     (vi) “Balance Sheet” means the unaudited balance sheet of the Business as of April 30, 2008, which is included in the Financial Statements.
     (vii) “Bill of Sale” means the Bill of Sale and Assignment to be delivered at the Closing with respect to the Purchased Assets substantially in the form of Exhibit B hereto.
     (viii) “Books and Records” means all books, records, files, documents, financial records, bills, accounting records, tax records, Tax Returns, operating manuals, personnel records, customer and supplier lists and files, including customer lists, preprinted materials, artwork, and other similar items, in whatever medium.
     (ix) “Business” means the business of the Selling Subsidiaries as of the Closing Date, including the business of marketing, selling, installing, servicing and repairing non-residential lighting and related electrical systems (including projects, maintenance, repair, relamping, retrofitting, troubleshooting, and other related services).
     (x) “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in the State of California are authorized by law or other governmental action to close.

     (xi) “Code” means the United States Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder.
     (xii) “Compelling Reasons” means a reason or reasons beyond the reasonable control of Parent or its Affiliates, such as (without limitation) (1) the requirements of a customer, (2) pricing or terms that are not considered to be “market” (i.e., those which are generally available in the marketplace), (3) repeated non-performance by Purchaser and/or any of its Affiliates after notice from Sellers, their Affiliates or any customer and an opportunity to cure such non-performance, or (4) Purchaser (or any successors or assignees permitted hereunder) ceasing to be a United States entity with financial statements audited by a reputable, independent auditor.
     (xiii) “Competitive Business” means a business of marketing, selling, installing, servicing and/or repairing non-residential lighting and related electrical systems in the United States, or a business that is substantially similar to, or is competition with, the Business in the United States. The janitorial, parking, security, engineering and facilities businesses of Parent and its Affiliates are not Competitive Businesses to the extent they are providing Permitted Services and so long as they observe the covenants set forth in Section 7.7.
     (xiv) “Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of June 12, 2007, by and between Parent and Purchaser.
     (xv) “Data Room” means a virtual data room established by Sellers and reasonably accessible by Purchaser and its counsel; the Data Room shall be established and accessible to Purchaser and its counsel during the period commencing no later than the tenth (10th) day after the date of this Agreement and ending on the earlier of the Closing or the termination of this Agreement, and access to the Data Room shall be subject to the Confidentiality Agreement. All items referenced in this Agreement to be included in the Data Room shall be included within such ten (10) day period after the date of this Agreement.
     (xvi) “Employee” means any employee of any Seller as of the Closing Date (including employees who are not actively at work as of the Closing Date on account of sickness, vacation, family medical leave, sick leave or other normal course temporary absence (but excluding disability, authorized leave of absence or other situations where the absence is either long-term or indeterminate)), whose work or function is related primarily to the operation of the Business.
     (xvii) “Employee Plan” means any plan described in Section 3(3) of ERISA and any other deferred compensation, equity compensation, bonus, change in control, insurance, disability, incentive compensation, severance, fringe benefit or other benefit or compensation plan, agreement, policy or arrangement, in each case made available to any Employees, with respect to which any of Sellers or any ERISA Affiliate could have any liability, whether directly or indirectly.

     (xviii) “Encumbrances” means any mortgages, pledges, liens (statutory or otherwise), security interests, easements, rights-of-way, covenants, claims, conditional and installment sale agreements, restrictions or encumbrances and charges of any kind or nature whatsoever (other than those related to this Agreement).
     (xix) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.
     (xx) “ERISA Affiliate” means any Person that currently or previously would be deemed a single employer with any Seller within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.
     (xxi) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     (xxii) “Governmental Authority” means a domestic or foreign federal, state, municipal or local government, legislative, or regulatory authority, agency or commission, including courts of competent jurisdiction and arbitrators.
     (xxiii) “Head Office” means the head corporate office of the Business located in Anaheim, California.
     (xxiv) “Inventory” means the complete inventory of goods in transit, work in progress, raw materials, spare parts, supplies, materials and merchandise of the Business held for sale or to be consumed in the performance of maintenance, installation, repair and project services.
     (xxv) “Knowledge” means the actual knowledge, after diligent inquiry or investigation, of (a) with respect to Sellers, the following individuals: Steve Zaccagnini and/or David Orr, and (b) with respect to Purchaser, the following individuals: Chris Coliandris and/or James Gass.
     (xxvi) “Lighting Work” means work (including services) included in the definition of Business.
     (xxvii) “Multi-Service Work” means work (including services) that includes Lighting Work that is marketed, sold, performed and/or priced in conjunction or connection with, or is bundled with, Non-Lighting Work.
     (xxviii) “Non-Lighting Work” means work (including services) other than Lighting Work.
     (xxix) “Permitted Encumbrances” means (A) Encumbrances securing only the Assumed Liabilities, (B) Encumbrances for Taxes not yet due and payable or the validity of which Taxes is being contested in good faith by appropriate proceedings, and (C) Encumbrances of carriers, warehousemen, mechanics and material men and other like Encumbrances arising in the ordinary course of business that are discharged through the payment of invoices and are not delinquent.
     (xxx) “Permitted Services” means lighting and related electrical services performed by employees and subcontractors on behalf of Parent or any Affiliates of Parent (other than the Selling Subsidiaries) that are part of the ordinary and customary janitorial, parking, security, engineering and facilities businesses of Parent or such Affiliates.
     (xxxi) “Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an unincorporated organization or a Governmental Authority or any department or agency thereof.
     (xxxii) “Predecessor” means any Person that was or is a predecessor entity or entities to Sellers or any of their respective Affiliates by any legal means, including (i) pursuant to any legal requirement, whether by statutory merger, de facto merger, consolidation, combination, division, sale of assets, dissolution, reorganization or otherwise or (ii) based on any theory or doctrine of successor liability, whether by statute or at common law.
     (xxxiii) “Sellers Disclosure Schedule” means the disclosure schedule attached to this Agreement and delivered by Sellers to Purchaser pursuant to the terms of this Agreement.
     (xxxiv) “Stand Alone Lighting Work” means Lighting Work which is not marketed, sold, performed and/or priced in conjunction or connection with, or otherwise bundled with, Non-Lighting Work.
     (xxxv) “Tax” means any (and “Taxes” means all) federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax (or taxes) of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
     (xxxvi) “Tax Return” means any return, report, information return or other document (including any amendment thereto, and any schedule or attachment thereto and related or supporting information) supplied or required to be supplied to any authority with respect to Taxes.
     (xxxvii) “Temporary Lease Period” means the period during which Purchaser is leasing the Partially Utilized Facilities (as defined below) pending relocation of the Business from the Partially Utilized Facilities.

     (xxxviii) “Threshold” has the meaning set forth on Schedule 1.1(b) of Sellers Disclosure Schedule.
     (xxxix) “Transferred Employees” means those Employees who are offered employment by, and accept employment with, Purchaser or an Affiliate of Purchaser in connection with the consummation of the transactions contemplated by this Agreement.
     (xl) “Transition Services” means the services contemplated to be provided under the Transition Services Agreement.
     (xli) “Transition Services Agreement” means the Transition Services Agreement to be executed and delivered at the Closing substantially in the form of Exhibit C hereto.
     (xlii) “Variable Margin” means the percentage obtained from the following equation:
Revenues — Direct Expenses = Variable Margin
Revenues
where,
“Revenues” means the total revenues of the Business for the relevant period; and
“Direct Expenses” means the sum of the following direct expenses of the Business for the relevant period: labor; subcontract; materials and supplies; deferred cost amortization; and overhead (includes vehicle expense, fuel, worker’s compensation insurance, other insurance, travel expense, payroll taxes, health and welfare benefit expenses, vehicle and equipment rental, storage rental, miscellaneous direct supplies expenses, direct supervision wages, and auto, truck and equipment depreciation expenses).
All Revenues and Direct Expenses are those which are reflected in the Amtech Lighting income statement prepared and maintained by Parent on a consistent basis. For illustration purposes, the Variable Margin for the three (3) month period ended January 31, 2008 is 20.1%, as reflected in Schedule 1.1(c) of Sellers Disclosure Schedule.
     (xliii) “WARN Act” means the Federal Worker Adjustment Retraining and Notification Act of 1988, and the rules and regulations thereunder.
     (b) Each of the following terms has the meaning specified in the Section set forth opposite such term:

Term	Section
Additional Schedules	7.15(a)
Adverse Conditions	7.15(b)
Agreement	Preamble
Allocation Schedule	7.5(c)
Amtech License Agreement	4.2(d)
Ancillary Documents	5.2
Arbitrator	7.15(d)
Assisting Party	7.5(a)
Assumed Contracts	2.1(a)
Assumed Leases	2.1(b)
Assumed Leases Assignments	4.2(b)
Assumed Liabilities	2.3
CBC	5.7(c)
Charges	7.14
Closing	4.1
Closing Date	4.1
Closing Date Inventory Value	3.2(a)
Closing Purchase Price	3.1
COBRA	2.4(h)
Commercially Available Software	2.1(i)
Deferred Charge Contracts	3.3(a)
Deferred Charge Contracts Amortization Schedule	3.3(a)
Due Diligence Materials	7.15(a)
Environmental Law	5.16(a)
Environmental Permits	5.16(b)
Equipment	2.1(c)
Excepted Items Value	3.2(c)
Excluded Assets	2.2
Excluded Liabilities	2.4
Excluded Records	2.1(f)
FCPA	5.7(b)
Final Closing Date Inventory Value	3.2(b)
Financial Statements	5.11
Hazardous Materials	5.16(a)
Indemnifiable Losses	9.2(a)
Indemnifying Party	9.2(c)
Indemnitee	9.2(c)
Inventory Count	3.2(a)
Labor Unions	5.5(b)
Leased Property	5.14
Material Adverse Condition	7.15(c)
Neutral Accountant	3.2(b)
Parent	Preamble
Parent Transaction	7.13
Partially Utilized Facilities	2.2(g)
Partially Utilized Facility Leases	2.2(g)

Term	Section
Performance Bonds	2.1(l)
Permits	5.7(a)
PHH Lease Assumption Agreement	4.2(l)
Portland Lease	4.2(h)
Purchased Assets	2.1
Purchaser	Preamble
Purchaser Group	9.2(a)
Purchaser’s Savings Plan	7.6(d)
San Antonio Lease	4.2(h)
Sellers	Preamble
Seller Group	9.2(b)
Sellers Savings Plans	7.6(d)
Selling Subsidiaries	Preamble
Target Business	7.7(a)
Target Customers	3.4(a)
Tax Information	7.5(a)
Termination Date	10.1(b)
Third Party Claim	9.3(a)
Transfer Taxes	7.5(b)
U.S. GAAP	5.11
ARTICLE II.
SALE AND PURCHASE
     2.1 The Sale
          Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Sellers shall sell, assign, convey, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from Sellers, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Sellers’ right, title and interest in and to all of the Business, properties, assets, goodwill and rights of Sellers, in each case primarily related to the Business, of whatever kind or nature, tangible or intangible, other than the Excluded Assets (collectively, the “Purchased Assets”), including (in each case, primarily related to the Business):
     (a) all of Sellers’ contracts, agreements, documents, instruments, guarantees, plans, understandings or arrangements, written or oral, with customers of the Business, including service, repair, maintenance, installation and project contracts and agreements of the Business, including any amendments and supplements, modifications or side letters thereto, and any other agreements with customers of the Business and related to work performed by Sellers in connection with the Business (collectively, the “Assumed Contracts”);
     (b) the leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of Sellers in real property primarily relating to the Business other than Partially Utilized Facility Leases (as defined in Section 2.2(g)) (the “Assumed Leases”), as listed on Schedule 5.14 of Sellers Disclosure Schedule;
     (c) the furniture, equipment, machinery, supplies, vehicles, tools, personal property, fixtures and other tangible property owned, used, leased or licensed by Sellers (including one AS400 IBM Computer and all software required to operate such AS400 IBM Computer as a stand-alone machine not tied to any Sellers’ systems, to be programmed and fully prepared for use by the Business in substantially the same manner as the AS400 IBM Computer and such software is currently used by the Business, which will be delivered to Purchaser in accordance with the Transition Services Agreement) (the “Equipment”);
     (d) all vehicle and Equipment leases of the Business set forth on Schedule 2.1(d) of Sellers Disclosure Schedule (the “Vehicle and Equipment Leases”);
     (e) the Inventory of the Business;
     (f) the Books and Records of the Business, including the Books and Records of the Business residing at the branches, the Head Office and the Partially Utilized Facilities, including (i) if the transfer thereof is expressly consented to in writing, in form and substance reasonably satisfactory to Sellers, by the applicable Employee, any personnel and related human resources and individual payroll records with respect to such Employee that are in the possession or control of Sellers, their Affiliates or their respective agents, and (ii) sales and use Tax records (items referenced in (i), if the transfer thereof is not so consented to in such writing by the applicable Employee, being called the “Excluded Records”);
     (g) the operating manuals of the Business;
     (h) the know-how (including all material documentation relating thereto in existence as of the Closing Date) and, to the extent existing, the trade secrets, technology and inventions, related to the Business;
     (i) to the extent existing, the patents (including all reissues, divisions, continuations and extensions of such patents), patent applications, trade names, trademarks, service marks, trademark or service mark registrations and registration applications, product designations, product and service goodwill, trade dress, copyrights, license rights, all computer software necessary to operate the Business (except JD Edwards financial software and any mass market software licensed to Sellers that is generally available to businesses and subject to “shrink-wrap” or “click-through” license agreements (“Commercially Available Software”)), specifications, data, logos, slogans, and designs together with all registrations and applications relating to the Business (including all right, title and interest of Sellers in and to the name “Amtech” except registered trademark Number 1263198);
     (j) all rights under warranties, representations and guarantees made by suppliers, manufacturers or contractors in connection with the operation of the Business or affecting any of the Purchased Assets;

     (k) to the extent assignable, all Permits relating to the Business in existence on the date hereof, as set forth on Schedule 2.1(k) of Sellers Disclosure Schedule to be delivered not later than ten (10) days after the date of this Agreement and copies of which are to be included in the Data Room, and all such Permits received by any of the Sellers prior to the Closing that are assignable to Purchaser on or prior to the Closing;
     (l) to the extent assignable, all right, title and interest in and under fidelity, performance and surety bonds of the Business, including those relating to specific jobs of the Business involving sub-contractors performing work for the Business (the “Performance Bonds”), that are in existence on the date hereof and set forth on Schedule 2.1(l) of Sellers Disclosure Schedule to be delivered not later than ten (10) days after the date of this Agreement and copies of which are to be included in the Data Room, and all Performance Bonds entered into by the Sellers after the date of this Agreement that are assignable to Purchaser on or prior to the Closing Date;
     (m) all security deposits, other than those related to Assumed Leases and Partially Utilized Facility Leases (as defined below), paid by Sellers in connection with the Business, and any claim, remedy or other right related to any of the foregoing;
     (n) all goodwill relating to the Business;
     (o) all post office boxes and all external telephone numbers used by Sellers exclusively in the Business, including all toll-free telephone numbers and local telephone numbers for the branch locations of the Business; and
     (p) any other assets primarily used by Sellers in the Business on the Closing Date that are not specifically listed above or identified as Excluded Assets.
     2.2 Excluded Assets
          Purchaser shall not acquire pursuant to this Agreement, the Purchased Assets shall not include and Sellers shall retain the following (collectively, the “Excluded Assets”):
     (a) all cash, bank deposits in transit and cash equivalents of the Business;
     (b) all accounts receivable and notes receivable of Sellers, together with any unpaid interest or fees accrued thereon or other amounts receivable with respect thereto, and any claim, remedy or other right related to any of the foregoing;
     (c) the Excluded Records;
     (d) all insurance policies covering the Business or the Purchased Assets;
     (e) all rights to insurance proceeds arising (i) prior to the Closing Date with respect to the Purchased Assets or the conduct of the Business, or (ii) at any time with respect to the Excluded Assets;

     (f) all refunds and credits relating to Taxes paid by Sellers and their respective Affiliates or Taxes in connection with the conduct of the Business prior to the Closing whether such refund is received as a payment or a credit against future Taxes payable;
     (g) the ownership interest in any real property owned by Parent or its Affiliates (including the ownership interest in the real property located at 15241 Tradesman, San Antonio, Texas and the real property located at 1326 N.E. 63rd Ave., Portland, Oregon), and the leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of Sellers (the “Partially Utilized Facility Leases”) with respect to the locations only partially occupied and utilized by the Business (the “Partially Utilized Facilities”);
     (h) the minute and record books, corporate seal, stock records and organizational documents of Sellers;
     (i) all rights under any retirement, profit sharing or other employee benefit plan of Sellers;
     (j) all loans, employment commission, employment and consulting contracts or similar contracts and life insurance maintained by Sellers;
     (k) all AS400 IBM Computers (other than the one referenced in Section 2.1(c)), all JD Edwards financial software, all Commercially Available Software and the registered trademark Number 1263198;
     (l) all intercompany contracts or agreements, other than the Assumed Contracts, and any other contracts or agreements with respect to any of the Excluded Assets;
     (m) all external telephone numbers of any Employee that is not a Transferred Employee;
     (n) all securities or ownership interests of any Person; and
     (o) any other assets that are specifically identified and described on Schedule 2.2(o) of Sellers Disclosure Schedule.
     2.3 Assumed Liabilities
          Except as provided in Section 2.4 hereof, Purchaser agrees, effective at the Closing Date, to assume, pay, perform and discharge, when due:
     (a) all obligations or liabilities, including performance obligations, under the Assumed Contracts, Assumed Leases and Vehicle and Equipment Leases included in the Purchased Assets, relating to the period after the Closing Date (excluding liability for breach or non-performance under the Assumed Contracts, Assumed Leases or Vehicle and Equipment Leases occurring prior to the Closing Date, which shall be retained by Sellers);
     (b) all obligations under Performance Bonds included in the Purchased Assets;
     (c) obligations of Purchaser of the nature described in Section 7.5 and Section 7.14; and
     (d) all contractual customer warranty obligations arising from the sale of products or the furnishing of services by Sellers prior to the Closing to the extent that (i) such warranty obligations relate to workmanship or product failure, (ii) such warranty obligations are not reimbursed by the respective manufacturer, and (iii) the reasonable costs (whether labor, materials or otherwise) incurred in service of such warranty obligations do not exceed $100,000 per calendar year.
          The foregoing obligations, liabilities and commitments, and no others, shall be hereinafter referred to as the “Assumed Liabilities”.
     2.4 Excluded Liabilities
          Purchaser shall not assume and shall not be obligated to pay, perform or otherwise discharge any liabilities and obligations of Sellers, of any kind whatsoever, fixed or contingent, known or unknown, and whether or not such liabilities are the subject matter of any representation or warranty of Sellers in this Agreement, not expressly assumed pursuant to this Agreement (collectively, the “Excluded Liabilities”). Without intending to limit in any way the generality of the definition of “Excluded Liabilities”, the parties agree that Excluded Liabilities shall include the following:
     (a) all liabilities in respect of causes of action, claims, suits or proceedings of or involving third parties relating to the Business or the Purchased Assets arising out of incidents or events occurring on or prior to the Closing Date, including: all insurance (including workers compensation, general liability, automobile and property damage) claims; actions, claims, suits or proceedings with respect to liability under or violations of Environmental Laws; or failure to comply with Applicable Laws or Permits;
     (b) all liabilities for breach or non-performance under the Assumed Contracts, Assumed Leases and Vehicle and Equipment Leases occurring on or prior to the Closing Date (notwithstanding any assumption of such liabilities required of Purchaser by landlords or lessors in connection with any assignments of the Assumed Leases or Vehicle and Equipment Leases);
     (c) all accounts payable of Sellers as of the Closing, all indebtedness for borrowed money of Sellers and obligations of Sellers of the nature described in Section 7.14;

     (d) any liabilities or obligations of Sellers in respect of any Excluded Assets or other assets of Sellers which are not Purchased Assets, whether or not such liabilities or obligations arise before or after the Closing Date;
     (e) except with respect to obligations of Purchaser as provided in Section 7.5 or Section 7.14, any Taxes of Sellers, the Business or the Purchased Assets;
     (f) any liabilities or obligations of Sellers for the unpaid Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law or regulation), as a transferee or successor, by contract, or otherwise;
     (g) all employment related liabilities and obligations, including (i) any liabilities or obligations of Sellers pursuant to any employment or consulting agreements with any director, officer, employee or consultant of any Seller and any liabilities or obligations of Sellers pursuant to any employment or similar agreements with any employee or independent contractor and (ii) any liabilities or obligations arising from or relating to (A) the termination of employment by Sellers of any Employees and (B) the hiring, employment or discharge by Sellers of any Employees;
     (h) all liabilities or obligations of Sellers or any ERISA Affiliate arising under or related to any Employee Plans or any other benefit arrangement (including any stay bonus or similar arrangement entered into or created by Sellers or their Affiliates as a result of this transaction), including (i) liabilities or obligations arising under or related to any defined benefit pension plan subject to Title IV of ERISA; (ii) withdrawal or any other liabilities or obligations arising under or related to a “multiemployer plan” (as defined in Section 3(37) of ERISA); and (iii) all liabilities or obligations for or arising from any health care continuation coverage required to be offered and provided under Section 4980B of the Code and Sections 601 et seq. of ERISA (“COBRA”) to employees, former employees and any other COBRA qualified beneficiaries with respect to any Seller, including those who incur a COBRA qualifying event in connection with the transactions contemplated by this Agreement;
     (i) all known or unknown environmental liabilities and claims arising out of the ownership, use or operation of the Business, the Leased Properties, or any of the Purchased Assets, including Assumed Leases, prior to the Closing, including the presence, release or threatened release of Hazardous Materials prior to the Closing and any liabilities or obligations of Sellers arising as a result of acts or occurrences occurring prior to Closing under any Environmental Laws, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regardless of whether, by operation of law or otherwise, Purchaser is or may also be liable for such liabilities and/or claims;
     (j) all obligations or liabilities arising from the sale of products or the furnishing of services by Sellers prior to the Closing, whether pursuant to customer warranty claims or otherwise, to the extent not reimbursed by manufacturers’ or suppliers’ warranties, other than customer warranty obligations assumed by Purchaser under Section 2.3(d) above; and

     (k) any obligations or liabilities arising from or related to discontinued, sold or abandoned businesses, or commercial operations of Sellers or any Predecessors.
ARTICLE III.
PURCHASE PRICE AND OTHER MATTERS
     3.1 Purchase Price
          In consideration of the sale, conveyance, assignment and transfer of the Purchased Assets, at the Closing, Purchaser shall pay to Parent, on behalf of Sellers, an amount equal to (a) $34 million, and (b) $600,000, as consideration for the first four (4) months of IT support services under the Transition Services Agreement (the “Closing Purchase Price”). The Closing Purchase Price shall be paid at the Closing in immediately available funds by wire transfer. The Closing Purchase Price payable by Purchaser at the Closing will be subject to future adjustment as provided in Section 3.2.
     3.2 Closing Purchase Price Adjustments
     (a) Inventory Adjustment. After the Closing Date, Purchaser shall conduct a complete, item-by-item physical count of the Inventory as of the Closing Date (the “Inventory Count”) under the supervision of Parent and, after the completion of the Inventory Count, deliver to Parent a certificate, signed by an officer of Purchaser, setting forth the Inventory Count. As soon as reasonably practicable after the Closing Date, (i) Purchaser (using and supervising Purchaser’s employees, Transferred Employees and the individuals providing the Transition Services) shall calculate the book value of the Inventory as of the Closing Date in accordance with and using the methodology of the Agreed Accounting Principles and, to the extent a particular matter is not addressed in the Agreed Accounting Principles, such matter shall be addressed in a manner consistent with the prior business practices of the Selling Subsidiaries (the “Closing Date Inventory Value”) and (ii) Purchaser shall deliver to Parent a statement, signed by an officer of Purchaser, setting forth the Closing Date Inventory Value. Purchaser shall use its reasonable best efforts (i) to complete the Inventory Count by the end of the first weekend, and not later than the second weekend, following the Closing Date and deliver the certificate thereof to Parent within fifteen (15) days after the Closing Date, and (ii) to calculate the Closing Date Inventory Value within one hundred twenty (120) days after completion of the Inventory Count.
     (b) Review of Closing Date Inventory Value. After delivery to it of the Closing Date Inventory Value, Parent (and its representatives) shall be afforded the opportunity to review any supporting documentation relating to the preparation of the Closing Date Inventory Value and to consult with Purchaser and its representatives, if necessary, regarding the methods used in the preparation thereof. After Parent’s receipt of the Closing Date Inventory Value, Parent shall either inform Purchaser in writing that the Closing Date Inventory Value is acceptable or object to the Closing Date Inventory Value in writing setting forth a specific description of the objections and specifying in reasonable detail the nature and extent of such disagreement. Parent shall use its reasonable best efforts to so respond to such proposed Closing Date Inventory Value within forty-five (45) days after its receipt by Parent. If Parent objects to the Closing Date Inventory Value, the parties shall attempt to resolve such objections on a mutually agreeable basis pursuant to good faith negotiations between Parent and Purchaser within thirty (30) days after Purchaser’s receipt of such objections and any such resolution shall be made in writing and signed by Purchaser and Parent. If the parties cannot so resolve such objections, the parties shall submit the disagreement to Deloitte & Touche LLP in a location outside of California for resolution or, if Deloitte & Touche LLP is not available to serve, then to Ernst & Young LLP or another independent public accounting firm mutually acceptable to the parties (the “Neutral Accountant”). The decision of the Neutral Accountant shall be delivered to Purchaser and Parent in writing and shall be (i) made within thirty (30) days of the submission of the dispute, or as soon as possible thereafter as determined by the Neutral Accountant, based solely on materials presented by Purchaser and Parent, (ii) in accordance with this Agreement and (iii) final and binding upon the parties. Upon the receipt by Purchaser of Parent’s written acceptance of the Closing Date Inventory Value, or the written resolution by the parties of any objections to the Closing Date Inventory Value made by Parent, or the receipt by Purchaser and Parent of the written decision of the Neutral Accountant regarding the Closing Date Inventory Value provided above, the Closing Date Inventory Value (as adjusted, if necessary) shall be deemed to have been determined as the final Closing Date Inventory Value (the “Final Closing Date Inventory Value”). Each party shall bear the fees, costs and expenses of its own accountants and shall share equally the fees, costs and expenses of the Neutral Accountant.
     (c) Adjustment to the Closing Purchase Price; Payment. Upon the determination of the Final Closing Date Inventory Value, in accordance with the procedures set forth in Section 3.2(b), if the Final Closing Date Inventory Value is greater than or less than the benchmark of $19,200,000, a net payment, reflecting an adjustment to the Closing Purchase Price, shall be made by one party to the other according to the following rules:
     (i) if the Final Closing Date Inventory Value is greater than the benchmark of $19,200,000, Purchaser shall pay to Parent (A)(i) the Final Closing Date Inventory Value minus the Excepted Items Value, multiplied by 67%, plus (ii) the Excepted Items Value, minus (B) $12,864,000 (the benchmark Inventory value of $19,200,000 multiplied by 67%), or
     (ii) if the Final Closing Date Inventory Value is less than the benchmark of $19,200,000, Parent shall pay to Purchaser (A) $12,864,000 (the benchmark Inventory value of $19,200,000 multiplied by 67%), minus (B)(i) the Final Closing Date Inventory Value minus the Excepted Items Value, multiplied by 67%, plus (ii) the Excepted Items Value.
“Excepted Items Value” means the Closing Date Inventory Value of the following categories of Inventory purchased between the date of this Agreement and the Closing: (i) Sylvania lamps and ballasts, and (ii) Inventory purchased for specific contracted projects and service calls that is not available from Sylvania or is non-Sylvania products specifically requested by a customer.
For illustrative purposes only, Schedule 3.2(c) sets forth several examples of the adjustments in Section 3.2(c).
     (d) Any payment required under Section 3.2(c) above shall be made by wire transfer of immediately available funds within ten (10) days after the Final Closing Date Inventory Value is determined in accordance with Section 3.2(b) to an account designated in writing by the applicable party at least one (1) Business Day prior to the expiration of such ten-day period. If such payment is not made within such ten (10) day period, the amount due and payable under Section 3.2(c) shall bear interest thereon from the Closing Date to the date of payment calculated at the prime rate in effect on the Closing Date as reported in the Wall Street Journal.
     3.3 Deferred Charge Contracts
     (a) Part I of Schedule 3.3 of Sellers Disclosure Schedule sets forth information with respect to the Assumed Contracts that contain deferred charges (the “Deferred Charge Contracts”). Part II of Schedule 3.3 of Sellers Disclosure Schedule sets forth an amortization schedule with respect to the amortization of the deferred costs under, and in accordance with, each of the Deferred Charge Contracts (the “Deferred Charge Contracts Amortization Schedule”). Sellers shall promptly notify Purchaser in writing regarding any Deferred Charge Contracts entered into by any of Sellers after the date hereof and prior to the Closing Date, such notification to include the information set forth on Part I of Schedule 3.3 of Sellers Disclosure Schedule and the amortization schedule required by Part II of Schedule 3.3 of Sellers Disclosure Schedule with respect to such Deferred Charge Contracts, and Schedule 3.3 of Sellers Disclosure Schedule shall be deemed supplemented by such information. Sellers, jointly and severally, represent and warrant to Purchaser that the information set forth in Parts I and II of Schedule 3.3 of Sellers Disclosure Schedule, as so supplemented, is complete (based on the categories presented) and accurate and is in accordance with the Books and Records of the Business and the respective Deferred Charge Contracts. Within ten (10) days after the date of this Agreement, Sellers will make available to Purchaser and its counsel in the Data Room (i) copies of the ten (10) largest Deferred Charge Contracts based upon contracted revenue over the remaining current terms of such Deferred Charge Contracts (disregarding any renewals or extensions after the Closing) and will provide additional Deferred Charge Contracts as may be requested by Purchaser during due diligence, and (ii) such detail as reasonably requested by Purchaser regarding (A) costs incurred in connection with providing services pursuant to each Deferred Charge Contract, and (B) details regarding the service history for each Deferred Charge Contract, in a format consistent with Schedule 3.3 of Sellers Disclosure Schedule and, subject to Section 7.10, with access to all additional available information that may be reasonably requested by Purchaser with respect to such Deferred Charge Contract. If Purchaser reasonably determines that the provision of services after the Closing (assuming the application of the Assumptions to the performance of each Deferred Charge Contract) will produce a Variable Margin of less than the Threshold on an aggregate basis for all Deferred Charge Contracts, and/or if there is a breach of Sellers’ representations and warranties contained in this Section 3.3, such shortfall below the Threshold and/or such breach shall be deemed to be an “Adverse Condition” for purposes of Section 7.15 below.
     (b) All monthly payments received by Purchaser from customers with respect to the deferred costs for each Deferred Charge Contract (including any prepayments of such monthly payments not associated with a termination of such Deferred Cost Contract) will be allocated and paid to Sellers in accordance with the Deferred Charge Contracts Amortization Schedule.
     (c) If any Deferred Charge Contract is terminated after the Closing, all payments under such Deferred Charge Contract will be applied and paid as follows: (i) first, to Purchaser and Sellers pro rata according to the costs of Purchaser to perform services for the customer after the Closing and the deferred costs of Sellers due pursuant to such Deferred Charge Contract, respectively, until such costs have been paid in full, and (ii) second, the remainder to Purchaser.
     3.4 Regarding Target Customers
     (a) As promptly as possible after the date of this Agreement, Purchaser and Sellers shall jointly request from the customers whose Assumed Contracts are the top twenty-five (25) Assumed Contracts based on contracted revenue over the remaining current terms of such Assumed Contracts (disregarding any renewals or extensions after the Closing) (the “Target Customers”) and whose consent is necessary under the applicable Assumed Contracts consent to the assignment pursuant to this Agreement of the Assumed Contracts to which such customers are parties. Such request will, in the discretion of Purchaser, include a joint teleconference or joint personal visit to the respective Target Customers. For purposes of Section 3.4(b) below, the “Consent” of a Target Customer shall be deemed given if either (i) such Target Customer affirmatively consents in writing to the transfer of the Assumed Contracts to which such Target Customer is a party, or (ii) such Target Customer does not affirmatively indicate prior to the Closing that it will not permit Purchaser to continue the Business under such Assumed Contracts. Notwithstanding anything to the contrary contained herein, at the Closing, Parent shall consent in writing, and cause its Affiliates to consent in writing, to the assignment to Purchaser of all of the Assumed Contracts listed on Schedule 5.15(a) of Sellers Disclosure Schedule.
     (b) If more than three (3) of the top ten Target Customers whose consent is necessary under the applicable Assumed Contracts do not Consent to assignment of their respective Assumed Contracts, such failure of consent for such Target Customers shall be deemed to be an “Adverse Condition” for purposes of Section 7.15 below.
     (c) With respect to the Assumed Contracts for Target Customers, Sellers represent and warrant that: (i) each of the Assumed Contracts for the #2 and #5 Target Customers is assignable to Purchaser without the consent of the respective customers; and (ii) of the top ten (10) Assumed Contracts for Target Customers, four (4) are

Deferred Charge Contacts and each of the respective customers cannot terminate the subject Assumed Contract without accelerating all deferred charges and other outstanding liabilities under such Assumed Contract.
     (d) Sellers further represent and warrant that the information and statements set forth on Schedule 3.4(d) of Sellers Disclosure Schedule shall be true and correct in all material respects, in each case, as of the date of this Agreement.
ARTICLE IV.
THE CLOSING
     4.1 Time and Place of Closing
          Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 8:00 A.M. (Pacific Time) on such date, after completion by Purchaser of its due diligence as contemplated by Section 7.15, and at such place, as the parties may reasonably agree. The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.” The Closing shall be considered effective as of 11:59 P.M. (Eastern Time) on the Closing Date. The parties shall use reasonable best efforts to cause the Closing to take place by September 30, 2008, or as soon thereafter as practicable.
     4.2 Deliveries by Sellers
          At the Closing, Sellers shall deliver the following to Purchaser:
     (a) The Bill of Sale, duly executed by Sellers;
     (b) Any assignments of the Assumed Leases, in form and substance reasonably satisfactory to Purchaser (the “Assumed Leases Assignments”), duly executed by the applicable Seller or its Affiliate and consented to by the applicable landlords, received by Sellers prior to the Closing as well as any other documents received by Sellers from landlords prior to the Closing, that relate to the transfer or assignment of the Assumed Leases;
     (c) The certificate contemplated by Section 8.2(c);
     (d) An exclusive, perpetual license agreement, in form and substance reasonably satisfactory to Purchaser, with respect to all trademarks related to the names “Amtech,” “Amtech Lighting” or related or similar names for all uses and activities (the “Amtech License Agreement”), except for the uses licensed to Otis Elevator Company pursuant to that certain Trademark and Trade Name License Agreement, dated August 15, 2003, among Parent, Amtech Elevator Services, Inc. and Otis Elevator Company, duly executed by the applicable Seller, and all such other instruments of assignment, conveyance or release from Sellers as shall, in the reasonable opinion of Purchaser and its counsel, be necessary to transfer to Purchaser the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances) in accordance with this Agreement and, where necessary or desirable, in recordable form;
     (e) A certification of non-foreign status in a form which complies with Section 1445 of the Code and the regulations thereunder;
     (f) The Transition Services Agreement, duly executed by Parent and Amtech Lighting Services;
     (g) Such other agreements, documents, instruments and writings (other than consents of third-parties) as are required to be delivered by Sellers at or prior to the Closing Date pursuant to this Agreement or as may otherwise be reasonably requested by Purchaser in connection herewith;
     (h) Leases or subleases with respect to the Partially Utilized Facility Leases, in form and substance reasonably satisfactory to Purchaser, as described in Section 7.8, duly executed by the applicable Seller, and leases, in form and substance reasonably satisfactory to Purchaser, with respect to all real property owned by Sellers and primarily used in the Business, including a lease at a monthly rent of $4,830 with respect to the real property located at 15241 Tradesman, San Antonio, Texas (the “San Antonio Lease”) and a lease with respect to the real property located at 1326 N.E. 63rd Ave., Portland, Oregon (the “Portland Lease”), duly executed by Parent or the applicable Affiliate of Parent;
     (i) A certificate of the secretary of state of the state of incorporation or organization, as the case may be, of each Seller dated as of a recent date as to the due incorporation or organization and good standing of such Seller;
     (j) A certificate of the Secretary or an Assistant Secretary of each of Sellers dated the Closing Date and certifying (i) that attached thereto are true, complete and correct copies of the Certificates of Incorporation (or Articles of Incorporation) and By-laws of Sellers, each as amended to and as in effect on the date of such certification, and (ii) that attached thereto are true, complete and correct copies of the resolutions duly adopted by the Boards of Directors of Sellers and shareholders of the Selling Subsidiaries, approving the transactions contemplated hereby and authorizing the execution, delivery and performance by Sellers of this Agreement and the sale and transfer of the Purchased Assets;
     (k) The Assignment and Assumption Agreement, duly executed by Sellers;
     (l) A lease assumption agreement, in form and substance reasonably satisfactory to Purchaser, duly executed by PHH Corporation Company or its applicable Affiliate, with respect to certain leased vehicles of the Business included in the Purchased Assets (the “PHH Lease Assumption Agreement”) or, in the alternative, title to such vehicles free and clear of all Encumbrances (other than Permitted Encumbrances); and

     (m) Duly executed lease assumption agreements, in form and substance reasonably satisfactory to Purchaser, duly executed by the applicable lessors, with respect to all Vehicle and Equipment Leases included in the Purchased Assets (other than leases of immaterial items of Equipment such as photocopiers, postage machines and the like) that are not assigned by the PHH Lease Assumption Agreement or, in the alternative, title to such vehicles and Equipment free and clear of all Encumbrances (other than Permitted Encumbrances).
     4.3 Deliveries by Purchaser
          At the Closing, Purchaser shall deliver the following to Sellers:
     (a) The Closing Purchase Price by wire transfer of immediately available funds to Parent;
     (b) The certificate contemplated by Section 8.3(c);
     (c) The Assignment and Assumption Agreement, duly executed by Purchaser;
     (d) The Amtech License Agreement, duly executed by Purchaser;
     (e) The Transition Services Agreement, duly executed by Purchaser;
     (f) Leases or subleases with respect to the Partially Utilized Facilities, in form and substance reasonably satisfactory to Purchaser, as described in Section 7.8, duly executed by Purchaser;
     (g) The San Antonio Lease, the Portland Lease and all other leases with respect to real property owned by Sellers and primarily used in the Business, duly executed by Purchaser;
     (h) If delivered by Sellers pursuant to Section 4.2(l), the PHH Lease Assumption Agreement, duly executed by Purchaser;
     (i) Any Assumed Lease Assignments received by Sellers prior to the Closing, duly executed by Purchaser;
     (j) If delivered by Sellers pursuant to Section 4.2(m), lease assumption agreements, in form and substance reasonably satisfactory to Purchaser, with respect to all Vehicle and Equipment Leases included in the Purchased Assets (other than leases of immaterial items of Equipment such as photocopiers, postage machines and the like) that are not assigned by the PHH Lease Assumption Agreement, duly executed by Purchaser;
     (k) Any other instruments or writings, as shall, in the reasonable opinion of Sellers, be necessary for Purchaser to be legally bound to fulfill its obligations under Section 2.3 hereof;

     (l) Such other agreements, documents, instruments and writings as may be required to be delivered by Purchaser at or prior to the Closing Date pursuant to this Agreement or as may otherwise be reasonably requested by Sellers in connection herewith;
     (m) A certificate of the Secretary of State of the State of Delaware dated as of a recent date as to the due incorporation and good standing of Purchaser; and
     (n) A certificate of the Secretary or an Assistant Secretary of Purchaser dated the Closing Date, and certifying (i) that attached thereto is a true, complete and correct copy of the Certificate of Incorporation and By-laws of Purchaser, as amended and as in effect on the date of such certification, and (ii) that attached thereto are true, complete and correct copies of the resolutions duly adopted by the Board of Directors of Purchaser approving the transactions contemplated hereby and authorizing the execution, delivery and performance by Purchaser of this Agreement.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Except as set forth in Sellers Disclosure Schedule (it being understood that disclosure with respect to any Schedule shall be deemed disclosure for any other Schedule to the extent that such disclosure could reasonably be interpreted to apply to such other Schedule), each Seller, jointly and severally, hereby represents and warrants to Purchaser the following:
     5.1 Organization; Qualification
          Each Seller is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Seller has all requisite corporate power and authority to own, lease, and operate the Purchased Assets and to carry on the Business as it is now being conducted by it. Each Seller is duly qualified to do business and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties of the Business owned or used by it requires such qualification, except where the failure to be so qualified would not adversely affect the Business in an amount in excess of $500,000. Parent is the record and beneficial owner and holder of all of the issued and outstanding equity securities of each of the Selling Subsidiaries. None of the Selling Subsidiaries has any subsidiaries.
     5.2 Authority Relative to this Agreement
          Each Seller has full corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to be delivered by such party pursuant to Section 4.2 (as to any party hereto, the “Ancillary Documents”) and to consummate the transactions contemplated hereby and by the Ancillary Documents. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and by the Ancillary Documents have been duly and validly authorized and approved by all requisite action and no other proceedings on the part of any Seller is necessary to authorize this Agreement, the Ancillary Documents, or to consummate the transactions contemplated hereby and by the Ancillary Documents. This Agreement has been duly executed and delivered by each Seller and at the Closing each Seller will have executed and delivered its respective Ancillary Documents. Assuming due authorization, execution and delivery by Purchaser of this Agreement and the Ancillary Documents, this Agreement constitutes, and, upon their execution and delivery, the Ancillary Documents will constitute, valid and binding obligations of each Seller, enforceable against each of them in accordance with their respective terms.
     5.3 Consents and Approvals; No Violation
          Except as set forth on Schedule 5.3 of Sellers Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Documents by each Seller, the consummation by each Seller of the transactions contemplated by this Agreement or the compliance of each Seller with the provisions of this Agreement will not (a) conflict with or result in any breach of any provision of the organizational documents or by-laws of such Seller or result in the creation of any Encumbrance (other than any Permitted Encumbrance) upon any of the Purchased Assets pursuant to any mortgage, indenture, lease agreement or other instrument to which any Seller is a party, (b) require any consent, approval, waiver, filing with or notification to, any Governmental Authority except for those requirements which become applicable to such Seller as a result of the specific regulatory status of Purchaser (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Purchaser (or any of its Affiliates) are or propose to be engaged; (c) result in a material violation or material breach of or material default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other instrument or obligation to which such Seller is a party or by which such Seller, or any of the Purchased Assets may be bound (in each case other than Assumed Contracts and Assumed Leases), except for such instances where requisite waivers or consents have been obtained; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Seller, or any of the Purchased Assets. No representations are made with respect to any third party consents that may be required in connection with this Agreement and the transactions contemplated hereby with respect to the Assumed Contracts and the Assumed Leases or the consequences of the failure to seek or obtain any such consent.
     5.4 Absence of Certain Changes or Events
          Except as otherwise set forth in this Agreement or as set forth on Schedule 5.4 of Sellers Disclosure Schedule and except for the write-down of $5 million of goodwill in the second fiscal quarter of 2008 as a result of the negotiations with respect to the transactions contemplated hereby, since October 31, 2007, Sellers have conducted the Business in the ordinary course consistent with past practices and there has not been (a) any Adverse Condition (as defined in Section 7.15) in excess of $380,000 or a Material Adverse Condition (as defined in Section 7.15); (b) any sale, transfer, pledge or other disposition of any tangible or intangible assets of any of the Sellers used primarily in the Business (except sales of Inventory or replacement of service vehicles in the ordinary course of business) having an aggregate book value of $50,000 or more; (c) any declaration or payment of any dividend or other distribution of cash or other property in respect of any of the Selling Subsidiaries’ capital stock, or any redemption, purchase or other acquisition of any of the Selling Subsidiaries’ capital stock; (d) any early termination or non-renewal, amendment, cancellation or waiver of any contract material to the Business or any early termination or non-renewal, amendment, cancellation or waiver of any rights or claims of any of Sellers under any such contract (except in each case in the ordinary course of business and consistent with past practices and except to the extent that, in the aggregate, such terminations, amendments, cancellations or waivers have not adversely affected the Business in an amount in excess of $500,000); (e) any change in the accounting methods, procedures or practices followed by any of Sellers, any change in the application of U.S. GAAP (as defined in Section 5.11), or any change in depreciation or amortization policies or rates theretofore adopted by Sellers; (f) any material change in policies, operations or practices with respect to business operations followed by any of Sellers, including with respect to selling methods, returns, discounts or other terms of sale; (g) any capital appropriation or expenditure or commitment therefor on behalf of the Selling Subsidiaries in excess of $25,000 individually, or $100,000 in the aggregate, other than vehicles purchased or leased in the ordinary course of business; (h) any general uniform increase, other than in the ordinary course of business, in the cash or other compensation of employees of any of the Selling Subsidiaries, or any increase in any such compensation payable to any individual officer, director, consultant or agent thereof; or (j) any agreement, whether in writing or otherwise, by any of Sellers to take or do any of the actions enumerated in this Section 5.4.
          Since the date of the Balance Sheet, sales of products and services for the Business have been made in the ordinary course of business consistent with past practice.
     5.5 Labor Matters
     (a) Except as set forth on Schedule 5.5(a) of Sellers Disclosure Schedule, with respect to employees of Sellers who perform services primarily relating to the Business: (i) there is no labor strike, slowdown, stoppage, dispute or unfair labor practice claim actually pending or to Sellers’ Knowledge threatened against or affecting Sellers and there has not been any labor strike, slowdown, stoppage, dispute or unfair labor practice claim during the last two (2) years; (ii) Sellers have not received notice that any representation petition respecting any employees has been filed with the National Labor Relations Board; (iii) to Sellers’ Knowledge there are no current organizational activities associated with any union campaign; and (iv) there are no claims pending or threatened in writing against Sellers to the effect that Sellers do not utilize customary and/or accurate procedures for the documentation and approval of hours worked and the payment of overtime compensation for all hourly employees.
     (b) Schedule 5.5(b) of Sellers Disclosure Schedule lists all collective bargaining agreements or any other written agreements with any labor organization, union group or association (“Labor Unions”) directly relating to the Business and to which Sellers are a party as of the date hereof or which is currently being negotiated by Sellers, copies of which have been delivered to Purchaser.
     (c) Schedule 5.5(c) of Sellers Disclosure Schedule which will be delivered not later than ten (10) days after the date of this Agreement contains a schedule of (i) all employees (including sales representatives) and consultants of Sellers who perform services primarily relating to the Business whose individual cash compensation for the year ended October 31, 2007 was in excess of $50,000, together with the amount of total compensation paid to each such person for the twelve month period ended October 31, 2007 and the current aggregate base salary or hourly rate (including any bonus or commission) for each such person, and (ii) all employees who perform services primarily relating to the Business eligible for bonuses, commissions or equity consideration with a value in excess of 25% of such employee’s annual base salary.
     (d) No employee of any Seller who performs services primarily relating to the Business has been offered or promised employment with Sellers following the Closing except Mr. David Orr, Ms. Ronda Bennett, Mr. Steven Zaccagnini, Ms. Vangie San Juan or as otherwise provided in this Agreement.
     5.6 Legal Proceedings, etc.
     Except as set forth on Schedule 5.6 of Sellers Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings pending, or to Sellers’ Knowledge threatened, against Sellers, relating to the Business or the Purchased Assets which, if adversely determined, would, in the aggregate, result in liabilities or obligations of more than $500,000. Except as set forth on Schedule 5.6 of Sellers Disclosure Schedule, none of Sellers are subject to any outstanding judgment, rule, order, writ, injunction or decree of any Governmental Authority relating to the Business or the Purchased Assets.
     5.7 Compliance with Law
     (a) The Business is not being and has not been conducted in material violation of any Applicable Law or any order, writ, injunction or decree of any court or Governmental Authority. The Business has all material permits, certifications, licenses, approvals, orders, consents and other authorizations of any Governmental Authority necessary to conduct its business as currently conducted (collectively, the “Permits”). The Business is not in material violation of the terms of any Permit.
     (b) None of Sellers nor any of their respective directors, officers, agents or employees, nor any other Person associated with or acting for or on behalf of Sellers, has directly or indirectly, with respect to the Business (i) made any bribe, payoff, influence payment or kickback, (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of Sellers in violation of any Applicable Law, including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or (iii) otherwise violated any federal or state anti-corruption law or regulation, including the FCPA.
     (c) All representatives and agents of Sellers are required to comply and conduct themselves in accordance with Parent’s Code of Business Conduct (the “CBC”). To Sellers’ Knowledge, no representative or agent of Sellers has violated the CBC.

     (d) All directors, officers, managers, administrators, salespersons, attorneys and accountants of Sellers have received and executed annual certificates of compliance with the CBC in accordance with the terms and conditions of the CBC.
     5.8 Taxes
     (a) Except as set forth on Schedule 5.8(a) of Sellers Disclosure Schedule: (i) Sellers have filed or have caused to be filed on a timely basis all Tax Returns that are or were required to be filed with respect to the Purchased Assets or the operation of the Business; (ii) all such Tax Returns were correct in all material respects and accurately reflect in all material respects all liability for Taxes for the periods covered thereby; and (iii) all Taxes due and payable by Sellers with respect to the Purchased Assets and the operation of the Business shown in such Tax Returns have been paid; (iv) there are no Encumbrances for Taxes upon the Purchased Assets except for Permitted Encumbrances; (v) all accrued but unpaid Taxes as of the dates of the Financial Statements have been accrued in the Financial Statements in accordance with U.S. GAAP; and (vi) none of the Selling Subsidiaries are partners of any partnership or involved in any arrangement that is taxed as a partnership for U.S. federal income tax purposes.
     (b) Except as set forth on Schedule 5.8(b) of Sellers Disclosure Schedule, the Selling Subsidiaries and, with respect to the Business, Parent and any Affiliate of Parent, have complied in all material respects with all Applicable Laws relating to the withholding and payment of Taxes and have, within the time and the manner prescribed by law, withheld and paid to the proper taxing authorities all amounts required to be so withheld and paid under Applicable Laws.
     (c) Schedule 5.8(c) of Sellers Disclosure Schedule sets forth each state in which the Selling Subsidiaries currently file state income tax returns.
     5.9 Intellectual Property; Intangible Assets
          Except with respect to JD Edwards financial software and Commercially Available Software, Sellers have assigned, or at Closing will have assigned, ownership of, or the right to use, by license or other agreement, all of the intellectual property and the intangible assets owned or licensed by Sellers as are necessary to permit the continued conduct of the Business as currently conducted. Except as set forth on Schedule 5.9 of Sellers Disclosure Schedule, the Sellers do not license from a third party any intellectual property or intangible assets included in the Purchased Assets. To Sellers’ Knowledge, (i) the conduct of the Business as currently conducted does not infringe upon the proprietary rights of any third party and (ii) there are no present or, to Sellers’ Knowledge, threatened infringements relating to the intellectual property and the intangible assets owned by the Selling Subsidiaries by any third party Person. There are no pending or, to Sellers’ Knowledge, threatened proceedings or litigation or other adverse claims by any Person against the use by the Business of any intellectual property or any intangible assets included in the Purchased Assets.

     5.10 Brokers; Finders Fees
          There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers or the Business who is entitled to any fee or commission from Sellers in connection with the transactions contemplated by this Agreement.
     5.11 Financial Information
          The audited balance sheets for the Business as of October 31, 2005, October 31, 2006 and October 31, 2007, and the related audited income statements and statements of earnings and cash flows of the Business for such fiscal years, and the Balance Sheet and the unaudited income statement and statements of earnings and cash flows for the six-month period ended April 30, 2008 set forth on Schedule 5.11 of Sellers Disclosure Schedule (collectively, the “Financial Statements”): (i) are in accordance with the Book and Records of the Business, which Books and Records of the Business are true, correct and complete in all material respects, (ii) fully and fairly present the financial condition and the results of operations and cash flows of the Selling Subsidiaries in all material respects as of the dates and for the periods presented, and (iii) have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) consistently applied (except as indicated on Schedule 5.11 of Sellers Disclosure Schedule) subject, in the case of the Balance Sheet, to normal end of period adjustments, none of which, individually or in the aggregate, will be material.
     5.12 No Undisclosed Liabilities
          Except as set forth on Schedule 5.12 of Sellers Disclosure Schedule or except for the Excluded Liabilities, no Seller has any debts, liabilities or obligations with respect to the Business of any nature whatsoever (whether absolute, accrued, contingent or otherwise) except (i) liabilities which are reflected or reserved against on the Balance Sheet (or, in the case of Parent, on its most recent balance sheet delivered to Purchaser), (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet (or, in the case of Parent, on its most recent balance sheet delivered to Purchaser), and (iii) liabilities under the Assumed Contracts, the Assumed Leases or the Vehicle and Equipment Leases included in the Purchased Assets.
     5.13 Title to Purchased Assets; Sufficiency of Assets
          Except as disclosed on Schedule 5.13(a) of Sellers Disclosure Schedule, Sellers have good title to, or, with respect to leasehold interests, a valid leasehold interest in, the Purchased Assets and the Assumed Leases, as the case may be, free and clear of all Encumbrances, except for Permitted Encumbrances. Subject to any required consents, Sellers have the power and right to sell, assign, transfer and deliver to Purchaser the Purchased Assets and the Assumed Leases. Except for the Excluded Assets, the Employees and the Transition Services, the Purchased Assets constitute all of the assets, properties and rights related to the Business and necessary for the continued operation of the Business in substantially the same manner as operated by Sellers prior to the Closing. Schedule 5.13(b) of Sellers Disclosure Schedule, to be delivered not later than ten (10) days after the date of this Agreement, identifies all of the Equipment as of the date of such delivery. All property that is the subject of the Vehicle and Equipment Leases have been maintained in accordance with (i) the terms and conditions of the applicable Vehicle and Equipment Leases, (ii) Sellers’ policies and procedures with respect to the Business and (iii) generally accepted industry standards prevailing as of the date hereof and no written notice of a material violation of an Applicable Law has been received with respect to the condition of any such property as of the date hereof. The Equipment is in good operating condition, maintenance and repair in accordance with industry standards taking into account the age thereof and ordinary wear and tear excepted.
     5.14 Real Property
          Schedule 5.14(a) of Sellers Disclosure Schedule identifies any real property relating primarily to the Business with an indication of whether such property is owned or leased by any Sellers, whether such property is a Partially Utilized Facility, and if such property is a Partially Utilized Facility, the identity of the Person that shares such Facility with the applicable Seller. Schedule 5.14(b) of Sellers Disclosure Schedule, to be delivered not later than ten (10) days after the date of this Agreement, sets forth, with respect to each Partially Utilized Facility, pro-rata square footage for all parties and applicable pro-rata rents payable. Sellers are the lessees of all the leasehold estates purported to be granted by the Assumed Leases (the "Leased Property”). Schedule 5.14 of Sellers Disclosure Schedule contains a complete list and brief description of location and function for each Assumed Lease, including any guarantees by Parent of each of the Assumed Leases. With respect to each of the Assumed Leases (i) such Assumed Lease is legal, valid, binding and enforceable and is in full force and effect and has not been modified from copies made available to Purchaser; and (ii) none of Sellers is in breach or default under any such Assumed Lease (including with respect to the obligation to maintain the condition of the Leased Property) and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Assumed Lease. Sellers are in peaceful and undisturbed possession of the Leased Property, no Person other than the Sellers occupies any of the Leased Property, and, with respect to each such Leased Property, Sellers have all easements and rights-of-way necessary for the conduct of the Business.
     5.15 Assumed Contracts
          Sellers have performed all of their obligations required to be performed by them to the date hereof in all material respects, and are not in breach or default or, to Sellers’ Knowledge, alleged to be in breach or default in any material respect, under any Assumed Contract, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a breach or default. To Sellers’ Knowledge, no other party to any Assumed Contract is in breach or default in any respect of any of its obligations thereunder. Each of the Assumed Contracts is valid and in full force and effect and enforceable against the parties thereto in accordance with their respective terms. Set forth on Schedule 5.15(a) of Sellers Disclosure Schedule are all Assumed Contracts entered into with Affiliates of Sellers. Except for the Assumed Contracts listed on Schedule 5.15(b) of Sellers Disclosure Schedule, all of the Assumed Contracts were entered into in the ordinary course of business and negotiated at arm’s length for fair value.

     5.16 Environmental Matters
     (a) For purposes of this Section 5.16, the following terms shall have the following meaning: (i) “Environmental Law” means all past, present and future federal, state and local laws, statutes, regulations, rules, ordinances and common law, and all judgments, decrees, orders, agreements, or permits, issued, promulgated, approved or entered thereunder by any government authority, relating to pollution, Hazardous Materials, worker safety or protection of human health or the environment and (ii) “Hazardous Materials” means any waste, pollutant, contaminant, chemical, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, solid waste, asbestos, petroleum or petroleum-derived substance or waste (regardless of specific gravity), or any constituent or decomposition product of any such pollutant, material, substance or waste, including any hazardous substance or constituent contained within any waste, and any other pollutant, material, substance or waste regulated or forming the basis for liability under, or as defined by, any Environmental Law.
     (b) Sellers have obtained all permits, licenses and other authorizations or approvals required under Environmental Laws for the conduct and operation of the Business, the Purchased Assets and the Leased Property (“Environmental Permits”). All such Environmental Permits are in good standing, Sellers are and have been in compliance with the terms and conditions of all such Environmental Permits, and no appeal or any other action is pending or threatened to revoke any such Environmental Permit.
     (c) The Business, the Purchased Assets and the Leased Property are and have been in compliance with all Environmental Laws.
     (d) No Seller has received any written or oral order, notice, complaint, request for information, claim, demand or other communication from any Government Authority or other person, whether based in contract, tort, implied or express warranty, strict liability, or any other common law theory, or any criminal or civil statute, arising from or with respect to (i) the presence, release or threatened release of any Hazardous Material or any other environmental condition on, in or under the Leased Property or any other property formerly owned, used or leased by any Seller with respect to the Business, the Purchased Assets or the Leased Property, (ii) any other circumstances forming the basis of any actual or alleged violation by Seller involving the Business, the Purchased Assets or the Leased Property of any Environmental Law or any liability of any Seller under any Environmental Law, (iii) any remedial or removal action required to be taken by any Seller with respect to the Business, the Purchased Assets or the Leased Property under any Environmental Law or (iv) any harm, injury or damage to real or personal property, natural resources, the environment or any person alleged to have resulted from the foregoing, nor do Sellers have Knowledge of any facts which might reasonably give rise to such notice or communication. No Seller has entered into any agreements concerning any removal or remediation of Hazardous Materials pertaining to the Purchased Assets or the Leased Property.

     (e) No lawsuits, claims, civil actions, criminal actions, administrative proceedings, investigations or enforcement or other actions are pending or, to Sellers’ Knowledge, threatened under any Environmental Law with respect to the Purchased Assets or the Leased Property.
     (f) No Hazardous Materials are or have been released, discharged, spilled or disposed of by Sellers or, to the Sellers’ Knowledge, any other Person onto, or migrated onto, the Leased Property, and no environmental condition exists (including the presence, release, threatened release or disposal of Hazardous Materials) related to the Leased Property, or to the past or present operations of the Business or the Purchased Assets, which are due to the actions of Sellers or, to the Sellers’ Knowledge, any other Person and which would constitute a violation of any Environmental Law or otherwise give rise to costs, liabilities or obligations under any Environmental Law.
     (g) No Seller nor any predecessors in interest has, in connection with the operations of the Business, the Purchased Assets or the Leased Property, transported or disposed of, or arranged for the transportation or disposal of, any Hazardous Materials to any location (i) which is listed on the National Priorities List, the CERCLIS list under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar federal, state or local list, (ii) which is the subject of any federal, state or local enforcement action or other investigation or (iii) about which any Seller has received or have reason to expect to receive a potentially responsible party notice or other notice under any Environmental Law.
     (h) No environmental lien has attached or, to Sellers’ Knowledge, is threatened to be attached to any Leased Property.
     (i) Except as set forth on Schedule 5.16(i) of Sellers Disclosure Schedule, the Leased Property does not to Sellers’ Knowledge contain any: (i) septic tanks into which process wastewater or any Hazardous Materials have been disposed; (ii) exposed asbestos; (iii) polychlorinated biphenyls (PCBs); (iv) underground injection or monitoring wells; or (v) underground storage tanks.
     (j) No Seller has agreed to assume, defend, undertake, guarantee, or provide indemnification for, any liability, including any obligation for corrective or remedial action, of any other person under any Environmental Law for environmental matters or conditions which pertains to the Business, the Purchased Assets or the Leased Property.
     (k) Except as set forth on Schedule 5.16(k) of Sellers Disclosure Schedule, there have been no environmental studies or reports made relating to the Leased Property.
     5.17 Inventories
          The Inventory of Sellers included in the Purchased Assets are generally sufficient to do business in the ordinary course, and the levels of Inventory are consistent with the levels maintained by Sellers in the ordinary course consistent with past practices.

     5.18 Certain Transactions
          Set forth in Schedule 5.18 of Sellers Disclosure Schedule, which will be provided not later than ten (10) days after the date of this Agreement, is a true, complete and accurate categorical description of services provided to the Selling Subsidiaries and related charges therefor to the Selling Subsidiaries pursuant to contracts, agreements or other arrangements between the Selling Subsidiaries and Parent or any Affiliate of Parent. Neither Parent nor its Affiliates have any direct or indirect interest in any individual or entity which is a lessor of Purchased Assets or Assumed Leases to, or material supplier of, the Selling Subsidiaries.
     5.19 Employee Plans
          To Sellers’ Knowledge, no condition or event exists or could reasonably occur with respect to any Employee Plan that could, directly or indirectly, result in the imposition of any lien on the Purchased Assets. Each Employee Plan that is intended to be tax-qualified is the subject of a current favorable determination letter or the Sellers are properly relying on the IRS opinion letter issued with respect to a prototype plan which they have duly adopted to document the terms of such Employee Plan, and, to Seller’s knowledge, no circumstances exist that could be expected to adversely affect the qualified status of any such Employee Plan and the tax-exempt status of any related trust. The Sellers have no obligation and have not made any promises under any Employee Plan or otherwise to provide health or other welfare benefits to any Employee (or his or her spouse or dependents) following retirement or other termination of employment, except to the extent required by COBRA or applicable state healthcare continuation laws.
     5.20 Suppliers, Creditors and Customers
          To Sellers’ Knowledge, no material supplier, customer or creditor of the Business intends or has threatened, or reasonably could be expected, to terminate or modify any of their respective relationships with the Selling Subsidiaries other than as might occur as a result of the assignment of Assumed Contracts or other transfer of such relationships to Purchaser as a result of the transactions contemplated by this Agreement. To Sellers’ Knowledge, no supplier or creditor (including any lessor under any of the Vehicle and Equipment Leases included in the Purchased Assets) has made any written or oral claim of breach or default with respect to the contracts or leases that are included in the Purchased Assets or Assumed Liabilities.
     5.21 Warranties
          True and complete descriptions or copies of the forms of all express warranties and disclaimers of warranty made by any of Sellers pertaining to the Business (separate and distinct from any applicable manufacturers’, suppliers’ or other third-parties’ warranties or disclaimers of warranties) during the past five (5) years to customers or users of the products or services of the Selling Subsidiaries will be provided to Purchaser in the Data Room not later than ten (10) days after the date of this Agreement. There have been no breach of warranty or breach of representation claims against any of the Selling Subsidiaries during the past five (5) years which have resulted in any significant cost, expenditure or exposure to any of the Selling Subsidiaries that was not reimbursed by a lighting manufacturer.

     5.22 Customer and Supplier Contracts
     (a) The Assumed Contracts contain customary provisions with respect to indemnification, including with respect to amount, scope and duration. Lamps and ballasts purchased by Sellers pursuant to Assumed Contracts that contain “hard specifications” requiring a particular manufacturer of the lamps and ballasts (other than Purchaser’s Affiliates) to be used do not exceed, stated as a percentage of the aggregate annual purchases of lamps and ballasts by Sellers, the percentage set forth on Schedule 5.22(a) of Sellers Disclosure Schedule. The Purchased Assets and Assumed Liabilities do not include any supplier contracts containing covenants regarding the purchase of minimum volume levels.
     (b) To Sellers’ Knowledge, except for the Assumed Contract with Sellers’ customer #1119, no individual Assumed Contract with projected total revenues in excess of $250,000 entered into since January 1, 2008 was entered into anticipating or estimating a Variable Margin of less than the Threshold over the remaining current term (disregarding any renewal of such Assumed Contract after the Closing) of such Assumed Contract, assuming the application of the Assumptions to the performance of such Assumed Contract.
     5.23 Customer Relationships
     To Sellers’ Knowledge, none of the Assumed Contracts for the Target Customers is dependent on Parent providing or being able to provide any services to such customers outside of such Assumed Contracts.
     5.24 Profitability
          (a) (i) For the eight (8) month period ended June 30, 2008, the Revenues, Variable Margin, Fixed Costs and External Profit (Loss) of the Business were as set forth of Schedule 5.24(a)(i) of Sellers Disclosure Schedule.
               (ii) For the fiscal year ending October 31, 2008, the Sellers project, based upon the application of the Assumptions and given the book results to date, that the Revenues, Variable Margin, Fixed Costs and External Profit (Loss) of the Business will be as set forth on Schedule 5.24(a)(ii) of Sellers Disclosure Schedule.
References to “External Profit (Loss)” in this Section 5.24 refer to Parent’s “pre-tax profit (external),” as reported in Parent’s internal financial statements and as reported as “Operating Profit” in Parent’s periodic filings under the Exchange Act. References to “Revenues” in this Section 5.24 refer to gross revenues. References to “Fixed Costs” in this Section 5.24 refer to selling, general and administrative expenses, excluding non-recurring costs and expenses.
          (b) The Sellers project that the Assumed Contracts (including the Deferred Charge Contracts), in the aggregate, will yield an aggregate Variable Margin of the Threshold over the remaining current terms (disregarding renewals or extensions of such

Assumed Contracts after the Closing) of such Assumed Contracts and Deferred Charge Contracts, assuming the application of the Assumptions to the performance of each such Assumed Contract and Deferred Charge Contract.
(c) There are no events, circumstances or state of facts that, to Sellers’ Knowledge, are certain or highly likely to occur that will materially change the profitability of the Business; it being understood that Sellers are not deemed to have Knowledge of any changes after the date hereof in general economic conditions or changes after the date hereof affecting the industry generally in which the Selling Subsidiaries operate, which changes are not generally known or anticipated as of the date hereof.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Sellers as follows:
     6.1 Organization
          Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser has heretofore delivered to Sellers complete and correct copies of its Certificate of Incorporation and By-laws (or other similar governing documents), as currently in effect.
     6.2 Authority Relative to This Agreement
          Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action of Purchaser and no other corporate proceedings on the part of Purchaser or any Affiliates of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser, and assuming due authorization, execution and delivery by Sellers, constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.
     6.3 Consents and Approvals; No Violation
          None of the execution and delivery of this Agreement by Purchaser, the consummation by Purchaser of the transactions contemplated by this Agreement or the compliance of Purchaser with the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the organizational documents of Purchaser; (ii) require any consent, approval, waiver or filing with or notification to any Governmental Authority; (iii) result in a violation or breach of or default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Purchaser or any of its Affiliates are a party or by which any of its respective assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, or any of its assets, except in the case of (iii) or (iv), for violations which would not individually or in the aggregate reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.
     6.4 Legal Proceedings, etc.
          There are no claims, actions investigations or proceedings pending, or, to Purchaser’s Knowledge, threatened, against Purchaser before any Governmental Authority, which, if adversely determined, could prevent or materially delay the consummation of the transactions contemplated hereby. Purchaser is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any Governmental Authority that could prevent or materially delay the consummation of the transactions contemplated hereby.
     6.5 Financial Capacity
          On and after the date hereof, Purchaser has, and will have, cash on hand sufficient to pay the Closing Purchase Price and to perform the obligations of Purchaser under this Agreement.
     6.6 Brokers, Finders Fees
          There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who is entitled to any fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.
ARTICLE VII.
COVENANTS OF THE PARTIES
     7.1 Access after Closing
     (a) Following the Closing Date, (i) Sellers and their representatives shall have reasonable access to any of the Books and Records transferred to Purchaser hereunder to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operation of the Business or the Purchased Assets prior to the Closing Date, and (ii) Purchaser and its representatives shall have reasonable access to Books and Records retained by Sellers and related to the Business (but excluding, in any case, the Excluded Records) to the extent such access may reasonably be required by Purchaser in connection with matters relating to or affected by the operation of the Business or the Purchased Assets after the Closing Date. In addition, Sellers and their representatives shall have reasonable access to any of the Books and Records transferred to Purchaser hereunder or to the personnel of the Business to the extent that such access may reasonably be required by Sellers (i) in connection with Sellers’ preparation of Parent’s fiscal year 2008 legal and regulatory filings, including its Annual Report on Form 10-K or (ii) in collecting any receivables, proceeds, credits or other assets, rights or benefits that are Excluded Assets. The access under this Section 7.1(a) shall be afforded by Purchaser and Sellers to the other party upon receipt of reasonable advance notice and during normal business hours. The party requesting such access shall be responsible for any costs or expenses incurred by it pursuant to this Section 7.1(a). All access hereunder shall be subject to the Confidentiality Agreement.
     (b) If (i) Purchaser shall desire to dispose of any Books and Records transferred to Purchaser hereunder, or (ii) Sellers shall desire to dispose of any Books and Records retained by Sellers related to the Business (other than the Excluded Records), within six (6) years following the Closing Date, such party shall, prior to such disposition, give the other party a reasonable opportunity at the other party’s expense, to segregate and remove such Books and Records as the other party may select.
     7.2 Expenses
          Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.
     7.3 Further Assurances
     (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate the transactions contemplated by this Agreement and make effective the sale of the Purchased Assets pursuant to this Agreement, it being understood that this Section shall not require Sellers to seek or obtain non-governmental third party consents in addition to those required to be sought elsewhere in this Agreement. From time to time after the date hereof, without further consideration, Sellers will at their own expense, execute and deliver such documents to Purchaser as Purchaser may reasonably request in order more effectively to vest in Purchaser good title to the Purchased Assets. From time to time after the date hereof, Purchaser will, at its own expense, execute and deliver such documents to Sellers as Sellers may reasonably request in order to more effectively consummate the sale of the Purchased Assets pursuant to this Agreement. Sellers shall pay, perform or otherwise discharge any and all Excluded Liabilities when due, subject to any valid objection or contest of such amounts asserted in good faith and adequately reserved against.
     (b) If any party hereto receives a payment to which another party hereto is entitled, the receiving party shall promptly remit such payment to such other party. Without limiting the generality of the foregoing sentence, Sellers acknowledge and agree that Purchaser is entitled to receive all payments with respect to services performed by Purchaser under the Assumed Contracts, regardless of whether the respective customers have consented to the assignment of the Assumed Contracts to Purchaser.

     (c) Sellers will use reasonable best efforts to obtain and deliver to Purchaser the consent or waiver of the Person set forth on Schedule 7.3(c) of Sellers Disclosure Schedule prior to the Closing with respect to the network access necessary for normal and customary remote access to Sellers’ computer systems by Transferred Employees and Purchaser while Transition Services are being provided pursuant to the Transition Services Agreement. To the extent such consent or waiver is not obtained and delivered prior to the Closing, the parties shall proceed with the Closing and Sellers and Purchaser will cooperate in an arrangement reasonably satisfactory to Purchaser under which Purchaser will obtain the benefits of the Oracle database for remote access until such consent or waiver is obtained, including, for example, the inclusion of certain employees that would otherwise be Transferred Employees as “Transition Services Employees” in the Transition Services Agreement to allow continued access to such database. Sellers shall, jointly and severally, indemnify Purchaser for all Indemnifiable Losses (as defined in Section 9.2 below) in connection with obtaining such consent or waiver or arising out of or based upon Sellers’ failure to obtain such consent or waiver.
     7.4 Public Statements
          Except as may be required by law (including applicable Securities and Exchange Commission laws and rules and regulations by or as required by the New York Stock Exchange), none of the parties shall issue any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, which approval shall not be unreasonably delayed or withheld and provided further that any party that issues any public statement in accordance with any legal requirement shall provide the other party hereto with a copy of such announcement, statement or other disclosure in advance.
     7.5 Tax Matters
     (a) Purchaser and Sellers agree to furnish or cause to be furnished to each other, promptly upon request, any information and assistance relating to the Business or the Purchased Assets as may be reasonably requested by the other party in connection with the filing of any Tax Return, the preparation for any audit or other examination by any Governmental Authority for Taxes, the mailing or filing of any notice and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return or any other matter related to Taxes with respect to the Business and the Purchased Assets. Purchaser and Sellers shall reasonably cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Purchased Assets whether prior to or after the Closing. Any party seeking any information, assistance or cooperation of another party (the “Assisting Party”) under Section 7.5(a) or 7.5(c) shall pay all reasonable out-of-pocket or third-party costs incurred by the Assisting Party in providing such information, assistance or cooperation. Purchaser further agrees to (i) retain within its possession any information acquired from Sellers pursuant to this Agreement regarding Taxes relating to the Business or the Purchased Assets for any taxable period or portion thereof ending on or before the Closing (the “Tax Information”) until the date that is six (6) years after the Closing Date, and (ii) maintain the Tax Information in such manner so as to enable Sellers to have prompt and reasonable access thereto; provided, however, that Sellers must bear all costs incurred in accessing such Tax Information.
     (b) Notwithstanding any other provision of this Agreement, Sellers (which may include the use of Employees providing Transition Services, as part of their responsibilities under the Transition Services Agreement) and Purchaser shall cooperate in the preparation, execution and filing of all Tax Returns regarding any Transfer Taxes that become payable in connection with the purchase of the Purchased Assets contemplated by this Agreement. For purposes of this Agreement, “Transfer Taxes” shall mean all transfer, documenting, sales, use, stamp or registration taxes incurred as a result of the sale of the Purchased Assets contemplated hereby. All such Transfer Taxes shall be paid when due by Sellers (with a reimbursement by Purchaser for one-hundred percent (100%) of all such Transfer Taxes paid by Sellers), and Sellers shall, at their own expense, file, to the extent required by Applicable Law, all necessary Tax Returns with respect to all such Transfer Taxes, and, if required by Applicable Law, Purchaser shall join in the execution of any such Tax Returns; provided, however, that prior to filing any Tax Return relating to Transfer Taxes, Sellers shall provide to Purchaser for its review and comment a copy of any such Tax Return at least fifteen (15) days prior to the date such Tax Return is filed or required to be filed and Sellers shall amend such Tax Return as reasonably requested by Purchaser (provided Purchaser’s comments are received at least five (5) days prior to the due date, without extensions, for filing the relevant Tax Return). If governing law does not allow Sellers, but requires Purchaser, to file a Tax Return with respect to a Transfer Tax for which Sellers are liable under this Agreement, Purchaser shall prepare such Tax Return, present such Tax Return to Sellers for review and comment at least fifteen (15) days prior to the date such Tax Return is filed or required to be filed and Purchaser shall amend such Tax Return as reasonably requested by Sellers (provided Sellers comments are received at least five (5) days prior to the due date, without extensions, for filing the relevant Tax Return). Sellers shall join in the execution of any such Tax Returns if required by Applicable Law.
     (c) Purchaser shall prepare a schedule that allocates the Closing Purchase Price and Assumed Liabilities consistent with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation Schedule”) within ninety (90) days after the Closing Date and submit it to Sellers. Sellers may reasonably dispute the Allocation Schedule; provided, however, that if Sellers fail to notify Purchaser in writing of the disputed amount, and the basis of such dispute, within ten (10) days of receipt of the Allocation Schedule, the Allocation Schedule shall be incorporated herein as if part of this Agreement. If Sellers timely notify Purchaser of any such dispute, Sellers and Purchaser shall cooperate and use their commercially reasonable efforts in reaching a mutually satisfactory agreement regarding the Allocation Schedule. Purchaser and Sellers each agree to file Internal Revenue Service Form 8594 and all Tax Returns in accordance with such agreed allocation unless otherwise required by Applicable Law. Each of Purchaser and Sellers shall report the transactions contemplated by this Agreement for Tax purposes in a manner consistent with the allocation determined pursuant to this Section 7.5(c). Each of Purchaser and Sellers agree to provide the other promptly with any other information required to complete Form 8594. Each of Purchaser and Sellers shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding any agreed upon allocation of the Closing Purchase Price.
     7.6 Employees
     (a) Promptly following the execution of this Agreement, Sellers and Purchaser will cooperate and use reasonable best efforts to (i) obtain, using procedures reasonably requested by Purchaser, the consent of each Employee (other than any Employee set forth on Schedule 7.9(k)(ii) of Sellers Disclosure Schedule) to the release to Purchaser of such Employee’s personnel and related human sources and individual payroll records that are in the possession or control of Sellers, their Affiliates or their respective agents, and (ii) enable Purchaser to complete Purchaser’s hiring and employment processes with respect to the Employees, including the collection of all relevant documentation from the Employees. Further, Sellers and Purchaser will cooperate and use reasonable best efforts to transfer the Transferred Employees from Sellers’ payroll and benefits system to Purchaser’s payroll and benefits system on terms mutually agreeable to Sellers and Purchaser, including cooperation after the Closing. On or prior to the Closing Date, Sellers will terminate the employment of each Employee, other than (i) the Employees listed on Schedule 7.6(a) or (ii) each Employee providing services under the Transition Services Agreement, with effect no later than the Closing. Within ten (10) Business Days of receiving access to Sellers’ Books and Records and to Employees pursuant to Section 7.10(a), Purchaser will deliver to Sellers a list of salaried employees who will be listed on Schedule 7.6(a). Purchaser will deliver to Sellers a list or lists of hourly employees who will be listed on Schedule 7.6(a) as soon as reasonably practicable after receiving access to Sellers’ Books and Records and to Employees pursuant to Section 7.10(a).
     (b) Purchaser agrees that it shall recognize any Labor Union which is currently the collective bargaining representative of Transferred Employees as required by law. Notwithstanding the foregoing, Purchaser shall have no obligation to offer employment to any employee of Sellers. Transferred Employees subject to collective bargaining agreements shall be hired at wages and benefits equivalent to those provided for in the collective bargaining agreement covering such Transferred Employee at the time of the Closing, provided that Purchaser approves the terms and conditions contained in any new collective bargaining agreement, or modifications in any existing collective bargaining agreement, which are negotiated by either of the Sellers or Selling Subsidiaries before or as of the date of the Closing.
     (c) Purchaser shall assume and be solely responsible for, and shall indemnify Sellers and defend and hold Sellers harmless against, any Indemnifiable Losses (as defined in Section 9.2 below) incurred by Sellers or any of their respective Affiliates arising from or relating to (i) the termination of employment by Purchaser of any Transferred Employee as of or after the Closing Date, and (ii) the hiring, employment or discharge of any Transferred Employee on or after the Closing Date.
     (d) Purchaser shall designate a tax-qualified defined contribution plan of Purchaser or one of its Affiliates (such plan(s), the “Purchaser’s Savings Plan”) that either (i) currently provides for the receipt from Transferred Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the Closing Date to provide for the receipt from the Transferred Employees of eligible rollover distributions. As soon as practicable following the Closing Date, Purchaser shall provide Sellers with such documents and other information as Sellers shall reasonably request to assure themselves that Purchaser’s Savings Plan provides for the receipt of eligible rollover distributions, and Sellers shall provide Purchaser with such documents and other information as Purchaser shall reasonably request to assure itself that the accounts of the Transferred Employees would be eligible rollover distributions. Each Transferred Employee who is a participant in Sellers’ 401(k) plans (the “Sellers Savings Plans”) shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to “roll over” such account balance to Purchaser’s Savings Plan, subject to and in accordance with the provisions of such plan(s) and Applicable Law. Within ten (10) days following the Closing Date, Sellers shall provide Purchaser or its Affiliate with copies of such personnel and other records of Sellers pertaining to the Transferred Employees and such records of any agent or representative of Sellers pertaining to the Transferred Employees and such records of any agent or representative of Sellers, in each case pertaining to Sellers Savings Plans and as Purchaser may reasonably request at any time thereafter in order to administer and manage the accounts and assets rolled over to Purchaser’s Savings Plan.
     7.7 Agreement Not to Compete
     (a) Sellers understand that Purchaser shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 7.7 and, therefore, Sellers agree that for a period of five (5) years following the Closing Date, Sellers will not (other than with respect to Permitted Services), directly or indirectly (including through Affiliates), (i) engage in a Competitive Business, (ii) own, manage, control or participate in the ownership, management or control of a Competitive Business, (iii) provide financing or other support for a Competitive Business, or (iv) be related or otherwise affiliated in any manner with any Person that is engaged in a Competitive Business. Nothing in this Section 7.7 shall prohibit Sellers or their respective Affiliates from owning up to five percent (5%) of the outstanding voting securities of any publicly traded entity; and nothing in this Section 7.7 shall prohibit Sellers or their respective Affiliates from acquiring a Competitive Business as part of an acquisition (by joint venture, merger or other) of the assets of, or the majority of voting interest in, another Person (a “Target Business”) if the worldwide sales from the Competitive Business are not in excess of thirty percent (30%) of the worldwide sales of the Target Business in the most recent fiscal year of the Target Business preceding such acquisition. In the event Sellers or their respective Affiliates acquire a Competitive Business, Sellers shall divest such Competitive Business by way of auction or other competitive bidding process, negotiation, sale or such other manner or divestiture as Sellers shall deem appropriate and shall use commercially reasonable efforts to do so within a period of six (6) months from the date of such acquisition.

     (b) Notwithstanding the definition of Permitted Services, and without intending to limit in any way the provisions of this Section 7.7, for a period of five (5) years following the Closing Date, Parent and its Affiliates shall not:
          (i) solicit, negotiate, bid for, enter into or perform, any Stand Alone Lighting Work or any contracts for Stand Alone Lighting Work;
          (ii) dedicate any of their respective personnel to performing solely Lighting Work, or hire any additional personnel solely for Lighting Work;
          (iii) use any Employees not hired by Purchaser to perform solely Lighting Work;
          (iv) hire any subcontractors, other than Purchaser and/or its Affiliates, to perform Lighting Work, except for Compelling Reasons; or
          (v) charge customers for Lighting Work or receive any compensation from customers for Lighting Work, separate and apart from compensation for Non-Lighting Work.
          For the avoidance of doubt, Parent and its Affiliates may, without being in violation of this Section 7.7, solicit, negotiate, bid for, enter into and perform Multi-Service Work so long as, for a period of five (5) years following the Closing Date, Parent and its Affiliates include (as a subcontractor, co-bidder, or otherwise) only Purchaser and/or its Affiliates for Lighting Work, except for Compelling Reasons. In addition, for a period of five (5) years following the Closing Date, Parent and its Affiliates will use (as a subcontractor, co-bidder or otherwise) only Purchaser and/or its Affiliates for Lighting Work needed by Parent or its Affiliates (other than Permitted Services), except for Compelling Reasons.
     (c) For a period of two (2) years following the Closing Date, Sellers and their Affiliates shall not solicit any Transferred Employees or otherwise affirmatively and intentionally induce any Transferred Employee or any other employees of Purchaser engaged in the Business to leave such employ for purposes of accepting a position with Sellers or their Affiliates.
     (d) Sellers and Purchaser intend that the covenants contained in this Section 7.7 be construed as a series of separate covenants and Sellers acknowledge that the limitations as to time, geographic area and scope of activity set forth above are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and the Business to be acquired by Purchaser under this Agreement.
     (e) Sellers acknowledge that, with respect to any Assumed Contract that is terminated by the customer thereunder as of or after the Closing or as to which the customer under such Assumed Contract does not permit Purchaser to continue the Business under such Assumed Contract, the provisions of this Section 7.7 prohibit, for a period of five (5) years following the Closing Date, the Sellers and their Affiliates from providing services to such customer of the kind provided for in such terminated

Assumed Contract, whether or not requested by such customer, except with respect to Permitted Services.
     (f) Notwithstanding any other provision of this Agreement, it is understood by the parties hereto and agreed that the remedy of indemnity payments pursuant to Section 9.2 and other remedies at law would be inadequate in the case of any breach of the covenants contained in this Section 7.7, and each party hereto agrees that the other party shall be entitled to equitable relief, including the remedy of specific performance with respect to any breach or attempted breach of such covenants. If, in any judicial proceeding, a court refuses to enforce any of the separate covenants contained in this Section 7.7, the unenforceable covenant will be considered eliminated from this Section 7.7 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.
     (g) Nothing contained herein to the contrary shall prohibit Parent (or any of its Affiliates) from being acquired, through sale, merger or related transaction, by any entity which qualifies as, owns or operates or is affiliated with, a Competitive Business. Purchaser agrees that neither any such acquirer nor any of its Affiliates (other than Parent and its Affiliates in existence immediately prior to such acquisition) will be bound by the terms of this Section 7.7.
     7.8 Partially Utilized Facilities; Subleases
     (a) Purchaser is entering into leases or subleases with Sellers’ Affiliates in respect of the Partially Utilized Facilities providing in each case for (i) a lease term that is terminable by either party upon 90 days prior notice, and (ii) monthly rental payments to Sellers calculated based on the total rent currently payable under the master lease for the location of the applicable Partially Utilized Facility Lease, pro-rata for the current square footage occupied by the Business at such Partially Utilized Facility as of the date hereof. The parties acknowledge and agree that no leasehold improvements will be made to the Partially Utilized Facilities during the Temporary Lease Period unless approved in advance by the applicable Sellers’ Affiliate, such approval not to be unreasonably delayed or withheld. The applicable Sellers’ Affiliates shall cause Purchaser to be added as a named insured on any insurance policies covering the Partially Utilized Facilities during the Temporary Lease Period.
     (b) With respect to any guarantees by Parent of Assumed Leases, all of which are set forth on Schedule 5.14 of Sellers Disclosure Schedule to be delivered not later than ten (10) days after the date of this Agreement, Purchaser shall promptly following Closing use commercially reasonable efforts to replace such guarantees with suitable equivalent guarantees, if required, of Purchaser or a subsidiary of Osram Sylvania Inc. pursuant to such Assumed Leases and use commercially reasonable efforts to promptly obtain a release of Parent with respect to all such guarantees; provided, however, this Section 7.8(b) shall not apply with respect to any Assumed Lease as to which the respective landlord has not given its consent to the assignment thereof to Purchaser. To the extent a landlord has consented to the assignment of an Assumed Lease but the applicable guarantee has not been so replaced, Purchaser shall indemnify, defend and hold harmless Sellers for any Indemnifiable Losses relating to, resulting from or arising out of such guarantee for Purchaser’s failure to perform the Assumed Liabilities under such Assumed Lease.
     7.9 Conduct of Business Prior to Closing
          Except as otherwise contemplated hereby, during the period from the date of this Agreement to the Closing Date, Sellers will operate and maintain the Purchased Assets in the usual, regular and ordinary course of business and in substantially the same manner as they did prior to the date of this Agreement. Sellers shall use all reasonable efforts to (i) preserve intact the Business, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers and others having dealings with Sellers. In furtherance of the foregoing, Sellers hereby agree to use commercially reasonable efforts to consult with Purchaser with respect to matters related to the retention of the Employees between the date hereof and Closing. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement and except as set forth on Schedule 7.9 of Sellers Disclosure Schedule, prior to the Closing Date, without the prior written consent of Purchaser, which will not be unreasonably withheld or delayed, Sellers shall not with respect to the Purchased Assets or the Business:
     (a) create, incur or assume debt or Performance Bonds that will remain an obligation of Purchaser following the Closing;
     (b) sell, transfer, or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, any material assets constituting the Purchased Assets, other than sales, transfers or disposals of Inventory in the ordinary course of business in accordance with past practice;
     (c) enter into any material agreement that would constitute an Assumed Contract, other than agreements made in the ordinary course of business in accordance with past practice;
     (d) enter into any material agreement that contains provisions related to deferred costs or deferred payments or would otherwise have been included on Schedule 3.3 of Sellers Disclosure Schedule as a Deferred Charge Contract which is outside of the ordinary course of business;
     (e) amend or unilaterally terminate any material Assumed Contract, other than in the ordinary course of business in accordance with past practice;
     (f) permit to be incurred any Encumbrance on any assets of the Business other than Permitted Encumbrances;
     (g) fail to pay all Taxes, charges and assessments when due, subject to any valid objection or contest of such amounts asserted in good faith and adequately reserved against;
     (h) fail to maintain the Employee Plans;

     (i) fail to maintain the property, plant and Equipment included in the Purchased Assets in good operating condition in accordance with industry standards taking into account the age thereof;
     (j) fail to maintain their Books and Records in the usual, regular and ordinary manner;
     (k) (i) encourage any Employee, except those listed on Schedule 7.6(a), to not remain employed by Sellers prior to the Closing or to not accept employment with Purchaser after the Closing, (ii) encourage any Employee listed on Schedule 7.9(k)(ii) of Sellers Disclosure Schedule to not remain employed by Sellers prior to the expiration of the term of service set forth in the Transition Services Agreement or (iii) offer or promise employment with Sellers or the Selling Subsidiaries following the Closing to any Employee except (A) the Employees set forth on Schedule 7.6(a) or (B) the Employees listed on Schedule 7.9(k)(ii) of Sellers Disclosure Schedule without the consent of Purchaser, such consent not to be unreasonably withheld or delayed; or
     (l) take or agree to take any actions that would cause, or would reasonably be expected to cause, the representation and warranty in Section 5.4 to not be true and correct in all material respects as of the Closing Date.
     7.10 Access to Information Prior to Closing
     (a) From the date hereof through the Closing Date, upon reasonable notice by Purchaser and during regular business hours, Sellers shall give Purchaser and its authorized representatives (i) reasonable access to the properties, contracts and Books and Records (other than Excluded Records) related primarily to the Business and the Purchased Assets (including Sellers’ most recent financial information and projections, such information and data sufficient to enable Purchaser to evaluate the representations and warranties of Sellers (including those in Section 5.22 and Section 5.24) as reasonably requested by Purchaser, and personnel and related human resources records, including payroll records, of the Employees, to the extent such records are not Excluded Records) and (ii) reasonable access to the Employees and agents of Sellers including for purposes of Purchaser’s hiring and employment processes with respect to the Employees; provided, however, that (A) any such access shall be in such manner as not to materially interfere with the operation of the Business; (B) any such access shall be scheduled through David Orr; (C) Parent shall have the right to have a representative present at any meeting; and (D) such access shall be for due diligence review, transition and integration planning, and potential hiring, related to the transactions contemplated by this Agreement. Notwithstanding the foregoing, Sellers need not disclose to Purchaser or any representative of Purchaser any information which, in the reasonable opinion of Sellers’ counsel, would result in a waiver of attorney-client privilege or similar privilege.
     (b) From the date hereof through the Closing Date, Sellers shall afford to Purchaser and its counsel and other representatives reasonable access, at Purchaser’s expense and upon reasonable notice during normal business hours, to the Leased

Property and the Purchased Assets, and shall allow Purchaser to have a phase I environmental site assessment pursuant to ASTM E 1527-05, a limited environmental compliance audit and a property condition assessment of the Leased Property performed by a consultant of Purchaser’s choosing; provided that Purchaser may not conduct environmental testing of any media (including soil, groundwater and surface water) without Sellers’ written consent; and provided, further, that the Closing shall not be delayed to accommodate the performance or receipt of such assessments or audits.
     (c) From the date hereof through the Closing Date, Purchaser will hold, and will cause its officers, directors, employees, representatives, consultants and advisors to hold, in confidence, all confidential documents and information furnished to Purchaser and Purchaser’s officers, directors, employees, representatives, consultants and advisors by or on behalf of Sellers in connection with this Agreement and the transactions contemplated hereby, except as required by Applicable Law; provided, that nothing herein shall be deemed to alter or amend the Confidentiality Agreement, which remains in full force and effect in accordance with its terms.
     7.11 Commercially Reasonable Efforts
     (a) Purchaser and Sellers shall act in good faith and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as practicable. Without limiting the foregoing, Purchaser and Sellers shall use their reasonable best efforts to (i) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Authority necessary in connection with the consummation of the transactions contemplated hereby as soon as reasonably practicable; (ii) provide all relevant information as may be necessary or reasonably requested in connection with any of the foregoing; and (iii) avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby, including defending through litigation on the merits any claim asserted in any court by any person so as to enable the consummation of such transactions to occur as expeditiously as possible, including, with respect to Purchaser, the taking by Purchaser of all such actions, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing. Notwithstanding the foregoing, this Section 7.11(a) shall not require Sellers to seek or obtain non-governmental third-party consents in addition to those required to be sought pursuant to this Agreement.
     (b) Purchaser and Sellers shall keep each other reasonably informed as to the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by any of them or by any of their respective Affiliates, from any Person or any Governmental Authority with respect to the transactions contemplated hereby.

     (c) Notwithstanding the above or any other provision of this Agreement, Purchaser shall not be required to take any action that would reasonably be expected to impair the benefits to Purchaser of the transaction contemplated by this Agreement in a materially adverse manner.
     (d) Sellers shall use commercially reasonable efforts to seek any required consents of lessors for the assignment of the Assumed Leases, the Partially Utilized Facility Leases and the Vehicle and Equipment Leases of the Business. To the extent that any Assumed Lease or Partially Utilized Facility Lease is not assignable, or a sublease thereunder is not permitted, without the consent of the applicable lessor, and such consent shall not be obtained on or before the Closing, such assignment and/or sublease shall not take place at the Closing and the parties shall proceed with the Closing and Sellers and Purchaser will, after the Closing, cooperate in a mutually agreeable arrangement under which Purchaser will obtain the benefits and bear the obligations under such Assumed Lease or Partially Utilized Facility Lease, as if such Assumed Lease or Partially Utilized Facility Lease had been assigned or subleased, as the case may be, until such time as Sellers have obtained the necessary consent under such Assumed Lease or Partially Utilized Facility Lease, at which point, Sellers shall assign (or sublease, as the case may be), and Purchaser shall assume (or sublease, as the case may be), the obligations of Sellers under such Assumed Lease or Partially Utilized Facility Lease. Purchaser shall cooperate with Sellers in Sellers’ efforts to obtain such consent, including providing any information and/or documentation reasonably requested by any other party to such Assumed Lease or Partially Utilized Facility Lease. Sellers shall, jointly and severally, indemnify Purchaser for all Indemnifiable Losses (as defined in Section 9.2 below) in connection with obtaining the applicable consent(s) of the lessor(s), or arising out of or based upon Sellers’ failure to obtain the applicable consent(s) of the lessor(s).
     7.12 Risk of Loss
     (a) From the date hereof through the Closing Date, risk of loss or damage to the Purchased Assets (except Inventory, the value of which is determined pursuant to Section 3.2) shall be borne by Sellers.
     (b) If, before the Closing Date, all or any portion of the Purchased Assets (except Inventory, the value of which is determined pursuant to Section 3.2) are (i) taken by eminent domain, (ii) the subject of a pending or (to Sellers’ Knowledge) contemplated taking which has not been consummated, or (iii) damaged or destroyed by fire or other casualty, Sellers shall notify Purchaser promptly in writing of such fact.
     (c) If such taking, damage or destruction results in a loss of $500,000 or less, Purchaser and Sellers shall negotiate in good faith to settle the loss resulting from such taking, damage or destruction (including by making a fair and equitable adjustment to the Closing Purchase Price) and, upon such settlement, consummate the transaction contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after Sellers have notified Purchaser of such taking, damage or destruction, then, upon the written request of either Purchaser or

Sellers, the Neutral Accountant shall resolve any disagreement. The Neutral Accountant shall determine the loss resulting from such taking, damage or destruction as promptly as practicable (but in any event within sixty (60) days following the date on which such dispute is referred to the Neutral Accountant), based solely on written submissions made to the Neutral Accountant within fifteen (15) days following the Neutral Accountant’s selection and such other information or submissions as may be requested by the Neutral Accountant thereafter. Purchaser on the one hand and Sellers on the other shall share equally the fees and expenses of the Neutral Accountant. The determination of the Neutral Accountant shall be final, conclusive and binding on Purchaser and Sellers, and the Neutral Accountant’s determination of the loss resulting from such taking, damage or destruction shall then be deducted from the Closing Purchase Price. For the avoidance of doubt, no party may condition its obligations to consummate the transactions contemplated by this Agreement upon the resolution of any such disagreement.
     (d) If such taking, damage or destruction results in a loss of more than $500,000, such loss shall be deemed an “Adverse Condition” for purposes of Section 7.15.
     7.13 No Other Bids
          Sellers agree that they shall not, and shall not permit any of the Affiliates of Sellers, or any officers, directors, employees, agents or representatives of any of the foregoing to, directly or indirectly, solicit or initiate (including by way of furnishing any non-public information concerning the Business or the Selling Subsidiaries) inquiries or proposals, or participate in any discussions or negotiations or enter into any agreement with any Person with respect to such inquiries or proposals, concerning an acquisition of all or any substantial portion of the Selling Subsidiaries, the Business or the Purchased Assets, except for the transactions with Purchaser contemplated by this Agreement, and Sellers shall immediately advise Purchaser of any such inquiry or proposal, including the terms thereof and the identity of the Person making such inquiry or proposal. Notwithstanding anything to the contrary contained in this Section 7.13, Parent shall in no way by the terms of this Section 7.13 be restricted from soliciting or initiating inquiries or proposals, participating in any discussions or negotiations or entering into any agreement, with respect to a sale, merger, consolidation, recapitalization, liquidation or other business combination involving Parent, or the sale of all or substantially all the assets thereof (a “Parent Transaction"), and Parent shall have no obligations with respect to the notification of Purchaser with respect to any inquiry or proposal regarding a Parent Transaction.
     7.14 Proration of Certain Charges
          In furtherance of Sections 2.3 and 2.4, the following taxes, charges and payments with respect to the Purchased Assets (“Charges”) shall be prorated on a per diem basis and apportioned between Sellers and Purchaser as of the Closing Date: personal property, use and intangible taxes; utility charges; rental or lease charges; license fees; general assessments; employee payrolls and insurance premiums. Sellers shall be liable for that portion of the Charges relating to, or arising in respect of, periods on or prior to the Closing Date and Purchaser shall be liable for that portion of the Charges relating to, or arising in respect of, any period after the Closing Date.
     7.15 Schedules and Due Diligence
     (a) As an accommodation to Sellers, the parties are executing this Agreement prior to Purchaser’s receipt and review of the Schedules in the Sellers Disclosure Schedule that are to be provided within ten (10) days of the date of this Agreement (the “Additional Schedules”) and prior to completion by Purchaser of all of its due diligence, including Purchaser’s review of the documents required by this Agreement to be delivered or included in the Data Room within ten (10) days of the date of this Agreement and thereafter as provided in this Agreement. Sellers will make available to Purchaser within ten (10) days of the date of this Agreement the following: (i) the information and/or documents in response to the due diligence items set forth on Schedule 7.15, either in the Data Room or at another location, as specified in said Schedule 7.15, (ii) in the Data Room (or at an alternate location approved by Purchaser in writing), any documents listed, or related to matters disclosed (other than the matters on Schedule 5.18 of Sellers Disclosure Schedule), in the Additional Schedules that have not been provided to Purchaser prior to the date hereof, and (iii) in the Data Room (or at an alternate location reasonably acceptable to Purchaser and Sellers), any other documents required to be delivered to Purchaser pursuant to this Agreement and not specified in this Section 7.15. Sellers will provide in the Data Room within such ten (10) day period (i) the Assumed Contracts for the Target Customers, and (ii) the Assumed Contracts for the customers that comprise the top fifty (50) customers of the Business for the Sellers’ 2007 fiscal year based on gross revenue, and shall also provide to Purchaser reasonable access, subject to Section 7.10, to all other Assumed Contracts during due diligence. All of the information and documents included in the Data Room or at locations other than the Data Room, as provided above, together with the Additional Schedules and the Sellers Disclosure Schedule and the due diligence materials and information provided to Purchaser by Sellers prior to or after the date hereof, are, collectively, referred to herein as the “Due Diligence Materials”. Promptly after all of the Due Diligence Materials that are required to have been delivered to Purchaser or made available in the Data Room or at locations other than the Data Room, as provided above, not later than ten (10) days after the date hereof pursuant to this Agreement have been so delivered or made available, Sellers shall provide to Purchaser a written certification to such effect, which certification shall be deemed a representation and warranty of Sellers in this Agreement. Purchaser will complete its due diligence within twenty (20) Business Days after receipt of such certification, subject to extension for any period of time necessary for Sellers to provide additional documents or other information in response to reasonable requests and/or questions by Purchaser (which shall be included in the Data Room) and Purchaser’s reasonably prompt review of such additional documents or other information, together with the resolution of any outstanding questions. Purchaser shall have access to the Data Room as soon as any Due Diligence Materials are provided in the Data Room, and Purchaser shall promptly review Due Diligence Materials as they are delivered to Purchaser or provided in the Data Room.

     (b) If, prior to the Closing, the Due Diligence Materials disclose, or Purchaser otherwise discovers, (i) a material breach of any representation or warranty of Sellers contained in this Agreement, or (ii) any event, occurrence, fact or state of facts, which breach of representation and warranty or event, occurrence, fact or state of facts, individually or in combination with any other breaches of representation and warranty and/or any other events, occurrences, facts or state of facts, adversely affects, or could reasonably be expected to adversely affect, the Purchased Assets, the Assumed Liabilities and/or the Business (including the financial condition, results of operations or prospects of the Business) (in each case excluding the Inventory, adjustments for which shall be addressed by Section 3.2, the Excluded Assets, the Excluded Liabilities, any failure to obtain third-party, non-governmental consents other than as contemplated by this Agreement, and any event, occurrence, fact or state of facts that is within the reasonable control of Purchaser or its Affiliates or relates to any changes after the date hereof in general economic conditions or changes after the date hereof affecting the industry generally in which the Selling Subsidiaries operate, which changes are not generally known or anticipated as of the date hereof) (“Adverse Conditions”), then:
     (i) if such Adverse Conditions, in the aggregate, as determined in good faith by Purchaser, adversely affect, or would reasonably be expected to adversely affect, the book value of the Purchased Assets (including the value of the goodwill and other intangible Purchased Assets on Purchaser’s books), the amount of the Assumed Liabilities and/or the net income of the Business by an amount of $380,000 or less, Purchaser shall have no right of termination or Purchase Price adjustment pursuant to this Section 7.15 and Purchaser shall notify Sellers in writing of any such Adverse Conditions promptly after discovery of such Adverse Conditions; and
     (ii) if such Adverse Conditions, in the aggregate, as determined in good faith by Purchaser, adversely affect, or would reasonably be expected to adversely affect, the book value of the Purchased Assets (including the value of the goodwill and other intangible Purchased Assets on Purchaser’s books), the amount of the Assumed Liabilities and/or the net income of the Business by an amount greater than $380,000 but not more than $3,000,000, Purchaser and Sellers shall negotiate and determine a Closing Purchase Price adjustment pursuant to Section 7.15(d) below.
     (c) If, during the period between the date hereof and the Closing, the Due Diligence Materials disclose, or Purchaser otherwise discovers, a Material Adverse Condition (as defined below), Purchaser may terminate this Agreement by written notice to Sellers at any time prior to the Closing; provided, that Purchaser shall notify Parent promptly in writing of such Material Adverse Condition and Sellers shall have thirty (30) days to cure such Material Adverse Condition or the effects thereof prior to any such termination by Purchaser, and the Termination Date shall be extended to the extent necessary to accommodate such thirty (30) day cure period. As used herein, the term “Material Adverse Condition” shall mean any Adverse Condition which, individually or in combination with any other Adverse Condition (in each case, other than any Adverse Condition that (1) except as expressly provided in Section 3.4, is due to the failure to obtain any consents under the Assumed Contracts, the Assumed Leases or the Vehicle and Equipment Leases included in the Purchased Assets, (2) is within the reasonable control of Purchaser or its Affiliates, or (3) relates to any changes after the date hereof in general economic conditions or changes after the date hereof affecting the industry generally in which the Selling Subsidiaries operate, which changes are not generally known or anticipated as of the date hereof), does, or could reasonably be expected to:
     (i) prohibit or prevent or substantially restrain or delay the transactions contemplated by this Agreement;
     (ii) substantially impair the power and authority of Sellers or Purchaser to enter into this Agreement or to carry out its obligations under this Agreement;
     (iii) substantially impair the legality or validity of the transactions contemplated by this Agreement;
     (iv) individually, or together with other Adverse Conditions, adversely affect by more than $3,000,000 the value of the Purchased Assets, the amount of the Assumed Liabilities and/or the net income of the Business;
     (v) otherwise reflect a material adverse effect on the Business or the Purchased Assets, including the reputation, goodwill or prospects of the Business with respect to its customers, suppliers or otherwise, that causes or could reasonably be expected to cause irreparable harm to the Business or Purchaser and cannot be remedied adequately through a Closing Purchase Price adjustment, despite the reasonable best efforts of Purchaser and Sellers, as determined in good faith by Purchaser; or
     (vi) constitute a material violation of any federal or state anti-corruption law or regulation, including the FCPA.
          It shall also be a Material Adverse Condition if either:
     (x) the representation and warranty contained in Section 5.24(a)(i) above was breached because (A) either the Revenues or Variable Margin is/are less than the respective amount stated in Section 5.24(a)(i) by ten percent (10%) or more, or (B) the External Loss is greater than the amount stated in Section 5.24(a)(i) by ten percent (10%) or more, or (C) the Fixed Costs are higher or lower than the amount of the Fixed Costs stated in Section 5.24(a)(i) by ten percent (10%) or more;
     (y) the representation and warranty contained in Section 5.24(a)(ii) above was breached because a projection contained therein was not reasonable (assuming the application of the Assumptions) and/or the application of any of the Assumptions upon which such projection was based was not reasonable, such that (A) either the Revenues or Variable Margin could not have been reasonably expected as of the date hereof to be more than ninety percent (90%) of the respective amount stated in Section 5.24(a)(ii), or (B) the Fixed Costs could not have been reasonably expected as of the date hereof to be more than ninety percent (90%) and less than hundred ten percent (110%) of the Fixed Costs stated in Section 5.24(a)(ii); or
     (z) the representation and warranty contained in Section 5.24(b) was breached because the projection contained therein was not reasonable (assuming the application of the Assumptions) and/or the application of any of the Assumptions was not reasonable, such that it could not have been reasonably expected as of the date hereof that the Assumed Contracts (including the Deferred Charge Contracts), in the aggregate, will yield an aggregate Variable Margin of more than ninety percent (90%) of the Threshold over the remaining current terms (disregarding any renewals or extensions of such contracts after the Closing) of such Assumed Contracts and Deferred Charge Contracts.
          The terms of this Section 7.15 shall not prevent or impair Purchaser’s right to claim indemnification under Article IX after the Closing based on any Adverse Condition or Material Adverse Condition and avail itself of the remedies contained therein, except to the extent such matter was previously resolved or is in the process of being resolved through the procedures set forth in Section 7.15(d).
     (d) Purchaser shall notify Sellers of any Adverse Condition(s) that would lead to a Closing Purchase Price adjustment pursuant to Section 7.15(b)(ii) and Purchaser’s good faith determination of the amount attributable to such Adverse Condition(s) promptly after Purchaser becomes aware of such Adverse Condition(s). Purchaser and Sellers each agree to attempt to settle any dispute with respect to such Closing Purchase Price adjustment contemplated in Section 7.15(b)(ii) through good faith negotiations in the spirit of mutual cooperation between senior business executives with authority to resolve the controversy. Any such dispute that cannot be resolved by Purchaser and Sellers through such good faith negotiations within thirty (30) days of such notification will then, upon the written request of Purchaser or Sellers, be resolved by binding arbitration by a mutually agreed single arbitrator (the “Arbitrator”). If the parties cannot mutually agree upon the selection of the Arbitrator, then, at the request of either party, the Arbitrator shall be selected in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association. The arbitration will be conducted in New York, New York. The Arbitrator shall conduct such hearings and investigations, and may establish such rules and procedures with respect thereto, as the Arbitrator may deem appropriate; provided, that the Closing shall not be delayed and such arbitration shall be accomplished as promptly as possible prior to and/or after the Closing. Within twenty (20) days of the selection of the Arbitrator, Purchaser and Sellers shall each submit to the Arbitrator and exchange with each other a proposal with respect to the Closing Purchase Price adjustment, together with substantiating documentation (it being understood that the aggregate award of any and all of Purchaser’s proposals pursuant to this Section shall not exceed $3,000,000). The Arbitrator shall be limited to selecting and awarding only one or the other of the two proposals submitted. Judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The Arbitrator shall be instructed to allocate all costs and expenses of such arbitration (including legal fees and accounting fees and expenses of he respective parties) to the parties equally. Nothing contained in this Section 7.15 shall prevent any party hereto from resorting to judicial process for injunctive or other equitable relief from a court to which it would otherwise be entitled. For the avoidance of doubt, but without limiting the rights and obligations of the parties under this Section 7.15, no party may condition its obligations to consummate the transactions contemplated by this Agreement upon the resolution of any Closing Purchase Price adjustment pursuant to this Section 7.15.
     7.16 Insurance
     (a) Sellers will provide to Purchaser in the Data Room not later than ten (10) days after the date of this Agreement, a list of all policies of liability, theft, fidelity, life, fire, product liability, workmen’s compensation, health and any other insurance and bonds maintained by, or on behalf of, Sellers on their properties, operations, inventories, assets, businesses or personnel (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims in excess of $25,000 thereunder) primarily related to the Business. Sellers shall maintain each such insurance policy identified therein in full force and effect through the Closing Date or, in the event of termination of any such insurance policy, replace such insurance policy with a substantially similar insurance policy.
     (b) At the reasonable request of Purchaser, Sellers shall promptly provide a summary of information pertaining to property damage and personal injury claims primarily related to the Business in excess of $25,000 against any of Sellers during the past five (5) years.
     7.17 Security Deposits
          Upon receipt by Purchaser of any security deposit related to an Assumed Lease at the end of the term of such Assumed Lease, Purchaser shall promptly pay the amount of such security deposit over to Sellers.
     7.18 Change of Names
          Within ten (10) Business Days after the Closing, Parent shall cause each Selling Subsidiary and any other Affiliates to take all necessary action to change its name to a name that does not contain “Amtech Lighting,” “Amtech,” “Lighting” or any related or similar names.
ARTICLE VIII.
CLOSING CONDITIONS
     8.1 Conditions to Obligations of the Parties
          The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the condition that no preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each party agreeing to use its commercially reasonable efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby.
     8.2 Conditions to Obligations of Purchaser
          The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:
     (a) Each Seller shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement that are required to be performed and complied with by it on or prior to the Closing Date;
     (b) There shall not have occurred a Material Adverse Condition (as defined in Section 7.15(c));
     (c) Purchaser shall have received a certificate from an authorized officer of each Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 8.2(a) and (b) have been satisfied; and
     (d) Sellers shall have made the deliveries to Purchaser required to be delivered by Sellers pursuant to Section 4.2.
     8.3 Conditions to Obligations of Sellers
          The obligations of Sellers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:
     (a) Purchaser shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by it on or prior to the Closing Date;
     (b) All of the representations or warranties of Purchaser set forth in the Agreement that are qualified by materiality or reference to dollar amounts shall be true and correct, and the representations and warranties of Purchaser set forth in the Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively);

     (c) Sellers shall have received a certificate from an authorized officer of Purchaser, dated the Closing Date, to the effect that the conditions relating to Purchaser and set forth in Section 8.3(a) and Section 8.3(b) have been satisfied; and
     (d) Purchaser shall have made the deliveries to Sellers required to be delivered by Purchaser pursuant to Section 4.3.
ARTICLE IX.
SURVIVAL AND INDEMNIFICATION
     9.1 Survival
          All representations and warranties made by the parties hereto pursuant to this Agreement shall survive the Closing (a) in the case of the representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.13, without limitation, (b) in the case of the representations and warranties contained in Sections 5.5, 5.8, 5.16 and 5.19, until the expiration of the applicable statute of limitations, and (c) in the case of any other representation and warranty in this Agreement for a period of two (2) years after the Closing Date. The covenants and agreements of the parties hereto contained herein shall survive in accordance with their respective terms and thereafter, subject to the applicable statute of limitations for the breach thereof. The indemnity obligations under this Article IX shall survive the Closing indefinitely. The expiration, termination or extinguishment of any covenant, agreement, representation or warranty hereunder shall not affect the parties’ obligations under this Article IX if the Indemnitee (as defined below) provided the Indemnifying Party (as defined below) with notice of the claim (and reasonable details thereof) for which indemnification is sought prior to such expiration, termination or extinguishment.
     9.2 Indemnification
     (a) Subject to the terms and conditions of this Article IX, Sellers will, jointly and severally, indemnify, defend and hold harmless Purchaser from and against any and all claims, demands or suits, losses, liabilities, damages, obligations, payments, costs and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) (collectively, “Indemnifiable Losses”), asserted against or suffered by Purchaser and its Affiliates, and each of their officers, directors, employees, agents, successors and assigns (collectively, the “Purchaser Group”) relating to, resulting from or arising out of (i) (A) any breach or failure of any representation and warranty of Sellers contained in this Agreement to be true and correct as of the date hereof, or (B) any failure of any representation and warranty of Sellers contained in this Agreement that is qualified by materiality or reference to a dollar amount or dollar amounts to be true and correct as of the Closing Date, or any failure of any representation and warranty of Sellers contained in this Agreement that is not so qualified to be true and correct in all material respects as of the Closing Date (except to the extent any representation and warranty in this clause

(B) speaks as of a specific date or as of the date hereof, in which case any failure of such representation and warranty to be true and correct or true and correct in all material respects, as the case may be, shall be determined as of such specific date or as of the date hereof, respectively); provided, however, that this clause (B) shall have no application to any of the representations and warranties contained in Sections 3.4(d), 5.4, 5.5(a) and (c), 5.22 and 5.24, (ii) the waiver by the parties of any applicable bulk sales or other similar laws, (iii) any breach by Sellers of any covenant in this Agreement or any failure of Sellers to perform any of their obligations contained in this Agreement, (iv) the Excluded Liabilities, or (v) any Adverse Condition or Material Adverse Condition other than the Material Adverse Condition set forth in Section 7.15(c)(i) (except to the extent such Adverse Condition or Material Adverse Condition resulted in, or is in the process of being resolved through, a Closing Purchase Price adjustment pursuant to Section 7.15 above); provided, however, that Sellers shall be required to indemnify, defend and hold harmless under clause (i) of this Section 9.2(a) with respect to Indemnifiable Losses incurred by the Purchaser Group only to the extent that the aggregate amount of such Indemnifiable Losses exceed a cumulative aggregate total of $480,000, less any amounts attributable to Adverse Conditions up to $380,000 in the aggregate and for which there was no Closing Purchase Price Adjustment (and then only in the amount of such excess); provided, further, that the aggregate liability of Sellers under clause (i) of this Section 9.2(a) shall not exceed the Closing Purchase Price, as may be adjusted pursuant to Section 3.2 or Section 7.15.
     (b) Subject to the terms and conditions of this Article IX, Purchaser will, jointly and severally, indemnify, defend and hold harmless Sellers from and against any and all Indemnifiable Losses asserted against or suffered by Sellers and their respective Affiliates, and each of their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Group”) relating to, resulting from or arising out of (i) any breach or failure of any representation and warranty of Purchaser contained in this Agreement or in the certificate to be delivered pursuant to Section 8.3(c) to be true and correct, (ii) any breach by Purchaser of any covenant in this Agreement or any failure of Purchaser to perform any of their obligations contained in this Agreement, and (iii) the Assumed Liabilities; provided, however, that Purchaser shall be required to indemnify, defend and hold harmless under clause (i) of this Section 9.2(b) with respect to Indemnifiable Losses incurred by the Seller Group only to the extent that the aggregate amount of such Indemnifiable Losses exceed a cumulative aggregate total of $480,000 (and then only in the amount of such excess), and provided, further, that the aggregate liability of Purchaser under clause (i) of this Section 9.2(b) shall not exceed the Closing Purchase Price, as may be adjusted pursuant to Section 3.2 or Section 7.15.
     (c) Either the party required to provide indemnification under this Agreement (the “Indemnifying Party”) or the party entitled to receive indemnification under this Agreement (the “Indemnitee”) may assert any offset or similar right in respect of its obligations under this Section 9.2 based upon any actual breach of any covenant or agreement contained in this Agreement.

     9.3 Defense of Claims
     (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any affiliate of a party to this Agreement (a “Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.
     (b) The Indemnifying Party will have the right to participate in any Third Party Claim or, by giving written notice to the Indemnitee, in which notice the Indemnifying Party agrees that it will indemnify the Purchaser Group for any Indemnifiable Losses that may result from such Third Party Claim, to elect to assume the defense of any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel approved by the Indemnitee (which approval shall not be unreasonably withheld or delayed), and the Indemnitee will cooperate in good faith in such defense at such Indemnitee’s own expense. The Indemnifying Party shall permit the Indemnitee to participate in such defense or settlement through counsel chosen by the Indemnitee, with the fees and expenses of such counsel borne by the Indemnitee unless under applicable standards of professional conduct a conflict may exist between the Indemnifying Party and the Indemnitee in which event the fees and expenses of such counsel shall be borne by the Indemnifying Party. Without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not indemnified hereunder. If the Indemnifying Party shall not have exercised its right to assume the defense, the Indemnitee shall assume the defense of such Third Party Claim with counsel chosen by it and approved by the Indemnifying Party (which approval shall not be unreasonably withheld or delayed). The Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim, the cost of such participation to be at its own expense. The Indemnifying Party shall be obligated to pay the reasonable attorneys’ fees and expenses of the Indemnitee to the extent that such fees and expenses relate to claims as to which indemnification is due hereunder. The Indemnitee shall not dispose of such action or enter into any monetary compromise or settlement for which indemnification is due hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
     (c) Any Indemnitee having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from third party insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder; provided, however, that such Indemnitee shall be entitled to make such indemnification claim in advance of the disposition of any such insurance claim and the pendency of such insurance claim shall not entitle the Indemnifying Party to delay performance of its indemnification claim hereunder. If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any third party (non-captive) insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction (less any deductibles, self-retentions, costs, expenses or premiums incurred in connection therewith) will promptly be paid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party (non captive) insurer in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) for purposes of this Agreement, payments made by a third party insurer administering claims under a fronting policy or any self-insurance program shall not be considered payments by a third party (non-captive) insurer, (ii) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss, and (iii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party (non-captive) insurer on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 9.3(c) shall be construed to require any party hereto to obtain or maintain any insurance coverage.
     (d) A failure to give timely notice as provided in this Section 9.3 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.
     9.4 Remedies Exclusive
          Except for intentional fraud or the breach of any representation and warranty made with actual knowledge of its untruth and for equitable remedies (including injunctive relief and specific performance) to enforce Purchaser’s or Sellers’ rights under this Agreement, the remedies set forth in this Article IX will constitute the sole and exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Purchased Assets contemplated hereby. Each of Purchaser and Sellers waive any provision of law to the extent that it would limit or restrict the agreements contained in this Article IX.

ARTICLE X.
TERMINATION AND ABANDONMENT
     10.1 Termination
          (a) This Agreement may be terminated at any time prior to Closing Date, by mutual written consent of Purchaser and Sellers.
          (b) This Agreement may be terminated by Sellers or by Purchaser if (i) the transactions contemplated hereby shall not have been consummated on or before October 31, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to either such party if such party’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.
          (c) This Agreement may be terminated by Sellers or by Purchaser at any time prior to the Closing Date if (i) any Governmental Authority, the consent or approval of which is a condition to the obligations of Sellers and Purchaser to consummate the transactions contemplated hereby, shall have determined not to grant its consent or approval and all appeals of such determination shall have been taken and have been unsuccessful or (ii) any Governmental Authority shall have issued a statute, rule, regulation, order, judgment or decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such statute, rule, regulation, order, judgment or decree or other action shall have become final and non-appealable; provided that such terminating parties shall have used their commercially reasonable efforts to remove such restraint, enjoinment or prohibition.
          (d) This Agreement may be terminated by Purchaser at any time prior to the Closing Date if there has been a material violation or material breach by Sellers of any agreement or covenant contained in this Agreement and such violation or breach has not been cured within thirty (30) days following Purchaser’s written notice of such violation or breach.
          (e) This Agreement may be terminated by Purchaser at any time prior to the Closing Date in accordance with Section 7.15(c) with respect to the occurrence of a Material Adverse Condition, subject to the notice and cure period set forth therein.
          (f) This Agreement may be terminated by Sellers at any time prior to the Closing Date if there has been a material violation or material breach by Purchaser of any agreement, covenant, representation or warranty contained in this Agreement and such violation or breach has not been cured within thirty (30) days following either Sellers’ written notice of such violation or breach.
     10.2 Procedure and Effect of Termination
          In the event of termination of this Agreement by either or both of the parties pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, and all obligations of the parties hereunder will terminate without liability of any party to the other party (except for any liability of any party hereunder for any breach or violation of any agreement, covenant, representation or warranty prior to such termination); provided, however, that the provisions of Sections 7.2 and 7.4 of this Agreement and the Confidentiality Agreement will survive the termination and remain in full force and effect thereafter. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.
ARTICLE XI.
MISCELLANEOUS PROVISIONS
     11.1 Amendment and Modification
          This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by each of Sellers and Purchaser.
     11.2 Waiver of Compliance; Consents
          Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits hereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     11.3 Notices
          All notices and other communications hereunder shall be in writing and shall delivered personally or by confirmed facsimile transmission, or sent by a nationally recognized overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):
          (a) If to Sellers:
ABM Industries Incorporated
551 Fifth Avenue, Suite 300
New York, NY 10176
Attention: General Counsel
Facsimile: 866-300-1055
with copy to:
Jones Day

1755 Embarcadero Road
Palo Alto, CA 94303
Attention: Richard Meamber
Facsimile: 650-739-3900
          (b) If to Purchaser:
Sylvania Lighting Services Corp.
100 Endicott Street
Danvers, MA 01923
Attention: James Gass
Facsimile: 978-646-1264
          with a copy to:
Parker Poe Adams & Bernstein LLP
401 S. Tryon Street
Suite 3000
Charlotte, NC 28202
Attention: Roy L. Smart, III
Facsimile: 704-335-9692
          Such notices or other communications shall be deemed to have been duly given when so delivered personally or by confirmed facsimile or the next delivery day after the date of timely deposit with such nationally recognized overnight courier.
     11.4 Assignment; No Third Party Beneficiaries
          This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any employee of any of the Sellers, or any other Person, other than the parties hereto and their successors and permitted assigns, any rights, remedies or other benefits under or by reason of this Agreement. If Parent sells all or substantially all of its assets, however, Parent will be certain that its obligations herein are transferred with such assets. That transfer would not constitute a novation of this Agreement or a release of Parent from any of its obligations or liabilities hereunder. Notwithstanding the above, Purchaser may assign its rights and obligations under this Agreement to a direct or indirect United States Affiliate of Purchaser; it being understood that such assignment shall not release Purchaser from any of its obligations or liabilities hereunder.
     11.5 Governing Law
          This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable

Delaware principles of conflicts of law) as to all matters, including matters of validity, construction, effect, performance and remedies. Sellers and Purchaser hereby agree to irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in New York, New York over any suit, action or proceeding arising out of or relating to this Agreement and further agree (i) to waive any objection to laying venue in any such action or proceeding in such courts, (ii) to waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any of Sellers or Purchaser, and (iii) that service of process upon any of Sellers or Purchaser in any such action or proceeding shall be effective if given in accordance with Section 11.3.
     11.6 Waiver of Jury Trial
          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     11.7 Counterparts; Facsimile Signatures
          This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by one or more facsimile signatures.
     11.8 Interpretation
          The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. All references herein to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit shall have the meanings ascribed to such terms in this Agreement. The words “hereof,” “hereinafter,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” is not limiting for purposes of any provision of this Agreement. Unless otherwise expressly provided herein, any statute referred to herein means such statute as may from time to time be amended, modified or supplemented. Any payments required by this Agreement shall be in U.S. Dollars.
     11.9 Severability; Construction
          If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under Applicable Law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under Applicable Laws.
          This Agreement should be construed equitably, in accordance with its terms, without regard to the degree to which Sellers or Purchaser, and their respective legal counsel, have participated in the drafting of this Agreement.
     11.10 Entire Agreement
          This Agreement (including the Exhibits and Schedules referred to herein) and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior writings, discussions and understandings between the parties with respect to such transactions other than the Confidentiality Agreement.
     11.11 Bulk Sales or Transfer Laws
          Each party hereto waives compliance by Purchaser and Sellers with the provisions of the bulk sales or similar laws of all applicable jurisdictions.

          IN WITNESS WHEREOF, Sellers and Purchaser have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

PARENT:	ABM INDUSTRIES INCORPORATED

	By:	/s/ Sarah H. McConnell

	Name:	Sarah H. McConnell
	Title:	Senior Vice President, General Counsel and Corporate Secretary

SELLING SUBSIDIARIES	AMTECH LIGHTING SERVICES

	By:	/s/ Steven Zaccagnini

	Name:	Steven Zaccagnini
	Title:	President

AMTECH LIGHTING SERVICES OF THE MIDWEST

	By:	/s/ Steven Zaccagnini

	Name:	Steven Zaccagnini
	Title:	President

AMTECH LIGHTING AND ELECTRICAL SERVICES

	By:	/s/ Steven Zaccagnini

	Name:	Steven Zaccagnini
	Title:	President

PURCHASER:	SYLVANIA LIGHTING SERVICES CORP.

	By:	/s/ James A. Gass

	Name:	James A. Gass
	Title:	Vice President, Corporate Projects